Exhibit 10.1

$125,000,000.00

SECOND AMENDED AND RESTATED LOAN AGREEMENT
dated as of August 20, 2015,

by and among

OMEGA PROTEIN CORPORATION,
OMEGA PROTEIN, INC.
and
BIORIGINAL FOOD & SCIENCE CORP.,
each as a Borrower,

the Lenders referred to herein,
as Lenders,

 and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Book Manager

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EXHIBITS
Exhibit A-1	-	Form of Revolving A Note
Exhibit A-2	-	Form of Revolving B Note
Exhibit A-3	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	-	Form of Joinder Agreement

SCHEDULES
Schedule 1.01	-	Existing Letters of Credit
Schedule 5.01	-	Continuing Letters of Credit
Schedule 6.06	-	Litigation
Schedule 6.14	-	Subsidiaries
Schedule 6.16	-	Vessels
Schedule 6.17	-	Real Property
Schedule 6.18 Schedule 6.23	- -	Aircraft Canadian Pension Plans
Schedule 8.01	-	Existing Liens
Schedule 8.04	-	Existing Indebtedness
Schedule 8.14	-	Existing Hedge Agreements

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THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT, dated as of August 20, 2015, by and among OMEGA PROTEIN CORPORATION, a Nevada corporation (the “Company”), OMEGA PROTEIN, INC., a Virginia corporation (“OPI”), and BIORIGINAL FOOD & SCIENCE CORP., a corporation amalgamated under the laws of Saskatchewan (“Bioriginal Omega”), each as a Borrower, and collectively as the Borrowers, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrowers and Wells Fargo Bank, National Association are party to that certain Amended and Restated Loan Agreement, dated as of March 21, 2012 (as amended prior to the date hereof, the “Existing Loan Agreement”), which established a $60,000,000.00 senior secured revolving credit facility with a $15,000,000.00 letter of credit subfacility.

The Borrowers have requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to amend and restate the Existing Loan Agreement and extend certain credit facilities to the Borrowers pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“AAA” has the meaning assigned thereto in Section 11.24(b).

“Acquisition” means, by any Person, the acquisition by such Person, in a single transaction or in a series of transactions, of either (a) all or any substantial portion of the Property of, or a line of business or division of, another Person; or (b) at least a majority of the Equity Interests of another Person which are entitled to vote for the election of the board of directors (or similar governing body) of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Acquisition Note” means that certain Intercompany Promissory Note dated September 5, 2014, in the original principal amount of $28,500,000.00, executed by Bioriginal Omega and payable to the order of the Company.

“Additional Reedville Properties” means those real properties owned by OPI and located at 533 Menhaden Road, Reedville, Virginia 22539.

“Adjusted EBITDA” means, for any period, for the Borrowers and their consolidated Subsidiaries on a consolidated basis, an amount equal to the consolidated net income of the Borrowers and their consolidated Subsidiaries for such period plus (a) the following to the extent deducted in calculating such consolidated net income: (i) consolidated interest expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) the amount of depreciation and amortization expense and other non-cash charges for such period, (iv) extraordinary losses during such period, and (v) non-recurring charges for such period, less (b) (i) non-cash income and extraordinary gains during such period, and (ii) non-recurring gains for such period; provided that the addition or subtraction of such extraordinary and non-recurring items in the form of cash payments are to be mutually agreed upon by the Borrowers and the Administrative Agent.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.06.

“Administrative Agent’s Office” means, with respect to any currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.01(c) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“AFA” means the American Fisheries Act of 1998, as amended, Public L. No. 105-277, 122 Stat. 2681 (as codified in scattered sections of Title 46 of the United States Code, in particular, 46 U.S.C. § 31322 et seq., any and all successor statutes thereto and all regulations from time to time promulgated thereunder.

“Affiliate” means, with respect to a specified Person, another Person (other than a Subsidiary of the Borrowers) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 11.01(e)(ii).

“Agreement” means this Second Amended and Restated Loan Agreement, including all schedules and exhibits to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aircraft Security Agreement” means each aircraft security agreement, in form and substance satisfactory to the Administrative Agent, that purports to grant to the Administrative Agent on behalf of the Secured Parties a security interest in the aircraft owned by any Loan Party, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means each of Euro, Sterling and any other lawful currency to be designated hereunder as an Alternative Currency by the Borrowers and the Administrative Agent, and consented to by each Lender to be providing Extensions of Credit in such currency (such consent not to be unreasonably withheld or delayed), as agreed to in writing by the Borrowers and the Administrative Agent.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving A Commitments and the Alternative Currency Equivalent of $10,000,000.00.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Pricing Level	Consolidated Total Leverage Ratio	LIBOR Rate Loans/CDOR Rate Loans +	Base Rate Loans/Canadian Prime Rate Loans +	Commitment Fee
I	Less than 1.00 to 1.00	1.25%	0.00%	0.20%
II	Less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00	1.50%	0.00%	0.25%
III	Greater than or equal to 2.00 to 1.00	1.75%	0.25%	0.30%

The Applicable Margin shall be determined and adjusted quarterly as of the first day of the month immediately following the date by which the Borrowers are required to provide an Officer’s Compliance Certificate pursuant to Section 7.01 for the most recently ended fiscal quarter of the Borrowers (each a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding the applicable Calculation Date; and (b) if the Borrowers fail to provide the Officer’s Compliance Certificate as required by Section 7.01 for the most recently ended fiscal quarter of the Borrowers preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level III until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.01 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrowers shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.04. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.01(c) and 9.02 nor any of their other rights under this Agreement. The Borrowers’ obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder.

“Applicable Period” has the meaning assigned thereto in the definition of “Applicable Margin”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner, and its successors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Assignment of Insurances” means each assignment of insurances, in form and substance satisfactory to the Administrative Agent, executed and delivered by a Loan Party in favor of the Mortgage Trust and relating to insurances with respect to any Vessel, as such assignment may be amended, restated, supplemented or otherwise modified from time to time.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Australian Dollars” means the lawful currency of Australia.

“Bank of Montreal” means, collectively, Bank of Montreal, BMO Harris Bank N.A., and its Affiliates and any Affiliate of BMO Financial Group.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1.50%; each change in the Base Rate shall take effect beginning such time with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.01(a).

“Bioriginal Acquisition” means the acquisition by the Company of the Equity Interests of Bioriginal Food & Science Corp., a Saskatchewan corporation, Entity No. 101228896, pursuant to that certain Share Purchase Agreement, dated September 5, 2014, by and among the Company and 101264205 Saskatchewan Ltd., a Saskatchewan corporation, Entity No. 101264205, as Buyer, and the Sellers and Purchasers as described therein.

“Bioriginal Europe” means Bioriginal Europe/Asia B.V., a corporation formed under the laws of the Netherlands.

“Bioriginal Europe Intercompany Hedge Agreement” means a Hedge Agreement in the form of a forward foreign exchange transaction between the Company or OPI and Bioriginal Europe entered into on a corresponding basis, and on the same terms and conditions, as a Hedge Agreement entered into for the same purpose between the Company and a Hedge Bank.

“Bioriginal Indebtedness” means the Indebtedness of Bioriginal Omega described in Schedule 8.04 attached hereto, including any refinancings, refundings or replacements thereof.

“Bioriginal Omega” has the meaning assigned thereto in the preamble.

“Bioriginal Omega Property” means that certain real property and improvements owned by Bioriginal Omega and located at 102 Melville Street, Saskatoon, Saskatchewan.

“Bioriginal Party” means, as applicable, Bioriginal Omega and each of its Subsidiaries, and “Bioriginal Parties” means, collectively, all of the above.

“Borrower” means, as applicable, the Company, OPI and Bioriginal Omega, and “Borrowers” means, collectively, all of the above.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are open for the conduct of their commercial banking business; provided that (a) when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day that is not a London Banking Day; (b) when used in connection with a Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto, Canada; and (c) when used in connection with a Loan in any Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of such Alternative Currency.

“Calculation Date” has the meaning assigned thereto in the definition of “Applicable Margin”.

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Canadian Loan Party” or “Canadian Loan Parties” has the meaning assigned thereto in Section 11.28.

“Canadian Overdraft Facility” means the credit facility made available to Bioriginal Omega by Bank of Montreal pursuant to a Combined Canadian &/or US Dollar Operating Loan Agreement and all documents or instruments executed and delivered in connection therewith, together with any and all other successor, replacement or substituted overdraft credit facilities provided by a Cash Management Bank to Bioriginal Omega, in each case as the same may be amended, supplemented, restated, replaced, substituted, or otherwise modified from time to time.

“Canadian Pension Plans” means a “registered pension plan” (as such term is defined in the ITA) that any Loan Party establishes, sponsors, maintains or to which it is liable for or makes, is making or is obligated to make contributions at any time.

“Canadian Prime Rate” means, at any time, the greater of (a) the rate of interest per annum most recently announced or established by the Administrative Agent as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as the “prime rate” (or its equivalent or analogous such rate) and (b) CDOR on such day for an Interest Period of one month plus 1.50%. Each change in the Canadian Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Canadian prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Canadian Prime Rate Loan” means any Loan bearing interest at a rate based upon the Canadian Prime Rate as provided in Section 4.01(a).

“Capital Lease” means any lease of any Property by the Borrowers or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of the Borrowers and their Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent or directly to the Issuing Lender (with notice thereof to the Administrative Agent), in either case for the benefit of one or more of the Issuing Lender, the Swingline Lender or the other Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent; or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“CDOR” means, for the relevant Interest Period, on the day that is the commencement date of such Interest Period, the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers acceptances displayed and identified as such on the CDOR page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at or about approximately 10:00 a.m., Toronto, Canada, time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m., Toronto, Canada, time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). Notwithstanding the foregoing, if CDOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“CDOR Rate Loan” means any Loan bearing interest at a rate based upon CDOR as provided in Section 4.01(a).

“Change of Control” means an event or series of events by which:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)     during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)     any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the Voting Stock of the Company on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Voting Stock;

(d)     with respect to OPI, the failure of the Company to directly or indirectly own all of the outstanding Equity Interests of OPI; and

(e)     with respect to Bioriginal Omega, the failure of the Company to directly or indirectly own all of the outstanding Equity Interests of Bioriginal Omega.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreements, the Mortgages, the Aircraft Security Agreements, the Mortgage Trust Agreement, the First Preferred Ship Mortgages, the Assignment of Insurances and other security documents as may be executed and delivered by the Loan Parties hereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment Fee” has the meaning assigned thereto in Section 4.03(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning assigned thereto in Section 11.01(e)(ii).

“Company” has the meaning assigned thereto in the preamble.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes or capital Taxes imposed by Canada or a political subdivision thereof.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Adjusted EBITDA, minus (ii) cash dividends and distributions (including, for the avoidance of doubt, share buy-backs), minus (iii) federal, state, local and foreign taxes paid in cash, minus (iv) maintenance Capital Expenditures in an aggregate amount not to exceed $10,000,000.00, in each case for the period of four consecutive fiscal quarters ending on or immediately prior to such date, to (b) Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis for such period, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP: (a) consolidated interest expense for such period paid or payable in cash, plus (b) scheduled principal payments with respect to Indebtedness.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt on such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

“Contested in Good Faith” means, as to any payment, tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to the Administrative Agent; provided that the enforcement of any related Lien is stayed in a manner satisfactory to the Administrative Agent pending the resolution of such contest.

“Continuing Letters of Credit” has the meaning assigned thereto in Section 5.01(h)(v).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Support Triggering Event” has the meaning assigned thereto in the definition of “Unrestricted Subsidiary”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 9.01 which with the passage of time, the giving of notice or the occurrence of any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due; (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swingline Lender and each Lender.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by a Loan Party (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in Canadian Dollars or any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars or such Alternative Currency, as applicable.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.01 (b)(iii)).

“Eligible Vessels” means each of the Vessels, other than any Ineligible Vessels and any Excluded Vessel.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, claims, liens, written allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any foreign, federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or the protection or preservation of the environment, including laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of, or exposure to pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Plan” means, at any time, any employee benefit plan as defined under Section 3(3) of ERISA and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an “employer” as defined in ERISA.

“Euro” means the single currency of the Participating Member States.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 9.01; provided that any requirement for passage of time, giving of notice, or the occurrence of any other condition, has been satisfied.

“Excluded Property” means, with respect to any Loan Party and subject in all respects to clauses (p) and (q) below, (a) any owned real property which is located outside of the United States (except with respect to Bioriginal Omega, the Bioriginal Omega Property); (b) unless requested by the Administrative Agent, any leasehold interests in real property; (c) unless requested by the Administrative Agent, any trademarks, services marks, trade names, copyrights, patents, patent rights, franchises, licenses, and other intellectual property rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (d) unless requested by the Administrative Agent, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code; (e) unless requested by the Administrative Agent, the Equity Interests of any direct or indirect Foreign Subsidiary of a Loan Party; (f) any Property which is subject to a Lien securing purchase money indebtedness permitted under Section 8.04(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property; (g) NMFFP Collateral and other assets of the Company, OPI and any Domestic Subsidiary of the Loan Parties that are acquired after the Closing Date (provided that if the aggregate value of (i) such NMFFP Collateral that, after the Closing Date, is released from Liens securing any NMFFP Financing and (ii)  such other assets is equal to or greater than $10,000,000.00, then such NMFFP Collateral and such other assets shall cease to constitute “Excluded Property” to the extent of such excess); (h) the Equity Interests of any Foreign Subsidiary that is an Unrestricted Subsidiary or an Inactive Subsidiary; (i) Equity Interests of OPI; (j) the Excluded Vessels; (k) the Borrowers’ existing account number 475053001 at JPMorgan Chase Bank, N.A. and the funds on deposit therein from time to time; (l) cash or cash equivalents deposited in a segregated account if a hedge provider requires Borrowers to cash collateralize a permitted Hedge Agreement that the Borrowers have entered into with such hedge provider, provided that such cash or cash equivalents shall only be Excluded Property so long as such hedge provider requires that such Hedge Agreements be cash collateralized; (m) subject to Section 7.13(c), the Additional Reedville Properties; (n) subject to Section 7.13(d), the Released Louisiana and Mississippi Properties; (o) the real property and fixtures, but not any personal property (which personal property includes without limitation equipment and inventory), at 610 Menhaden Road, Reedville, Virginia; (p) assets (including, without limitation, Equity Interests) to the extent that the Administrative Agent and the Borrowers agree that the granting of a Lien on such collateral would have material adverse tax consequences for the Loan Parties; and (q) assets (including, without limitation, Equity Interests) as to which the Administrative Agent and the Borrowers agree that the cost of obtaining a security interest therein would be excessive in relation to the value afforded thereby, or if the granting of a security interest therein would be prohibited by contract or applicable law unless such prohibition would not be effective under applicable law.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes (including margin Taxes and gross receipts Taxes), capital Taxes imposed by Canada or any political subdivision thereof, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment, or (ii) such Lender changes its applicable Lending Office, except in each case to the extent that pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable Lending Office; (c) any Taxes attributable to any Lender’s failure to comply with Section 4.11(f); (d) any U.S. federal withholding Taxes imposed by FATCA; (e) any withholding Taxes payable under Part XIII of the Income Tax Act (Canada) that are imposed on amounts payable to or for the account of the Administrative Agent or any Lender as a consequence of the Administrative Agent or such Lender not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with any Canadian Loan Party at the time of such payment; and (f) any withholding Taxes payable under Part XIII of the Income Tax Act (Canada) that are imposed on amounts payable to or for the account of any Administrative Agent or Lender as a consequence of such Administrative Agent or Lender being, at any time, a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Loan Party, or, at any time, not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Loan Party.

“Excluded Vessels” means the Vessels identified as “Excluded Vessels” on Schedule 6.16; provided that if any such Vessel is not scrapped or sold within twelve months of the Closing Date, such Vessel shall cease to be an Excluded Vessel.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.01.

“Existing Loan Agreement” has the meaning assigned thereto in the Statement of Purpose.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding; or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the separate fee letter agreement, dated as of May 27, 2015, among the Borrowers and the Administrative Agent.

“First Preferred Ship Mortgage” means each first preferred fleet mortgage or first preferred ship mortgage, in form and substance satisfactory to the Administrative Agent, executed and delivered by a Loan Party in favor of the Mortgage Trust, or assigned to the Mortgage Trust by any prior mortgagee pursuant to an assignment, in form and substance satisfactory to the Administrative Agent, with respect to an Eligible Vessel, as such mortgage may be amended, restated, supplemented or otherwise modified from time to time.

“Fishing Industry Vessel” has the meaning set forth in 46 C.F.R. § 356.3.

“Flood Hazard Property” has the meaning assigned thereto in Section 5.01(d)(iii).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person; and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirements” means any and all present and future judicial decisions, laws, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to any Borrower, any Guarantor, any Bioriginal Party or the Property, including the generality of the foregoing, the ownership, use, occupancy, possession, construction, operation, maintenance, alteration, repair, or reconstruction thereof.

“Guarantors” means Protein Finance Company, a Delaware corporation, Omega Shipyard, Inc., a Delaware corporation, Protein Industries, Inc., a Delaware corporation, Cyvex Nutrition, Inc., a California corporation, InCon Processing, L.L.C., a Delaware limited liability company, Wisconsin Specialty Protein, LLC, a Wisconsin limited liability company, and subject to Section 11.28, any other Person which subsequently guaranties the payment and performance of the Obligations; provided that (a) none of Bioriginal Omega or its Subsidiaries shall be, or shall be deemed to be, a “Guarantor” of any Obligation or Secured Obligation of a Loan Party (other than the direct Obligations and Secured Obligations of Bioriginal Omega in respect of the Revolving B Commitment), and (b) none of any Unrestricted Subsidiary or any Inactive Subsidiary shall be, or shall be deemed to be, a “Guarantor” of any Secured Obligation of a Loan Party, in any case for any purpose under this Agreement and the other Loan Documents.

“Guaranty Agreement” means the Second Amended and Restated Guaranty Agreement of even date herewith executed by a Guarantor in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Loan Parties and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise); or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all materials defined as hazardous materials or hazardous substances under any Governmental Requirements relating to the environment, and petroleum, petroleum products, oil and asbestos.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other derivatives master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means any Person that (a) at the time it enters into a Hedge Agreement with a Loan Party permitted under Article VIII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Loan Party, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HSBC Equipment Lease” means that certain Master Equipment Lease, dated March 24, 2014, between Bioriginal Omega, as lessee, and HSBC Bank Canada, as lessor, covering the equipment and other property from time to time leased thereunder, together with all schedules and exhibits thereto and all other documents and instruments executed and delivered in connection therewith, in each case as amended, restated, renewed, extended, supplemented or modified from time to time.

“HSBC Indebtedness” means the Indebtedness owed by Bioriginal Omega to HSBC Bank Canada pursuant to the Facility Letter Agreement, dated April 15, 2014, and pursuant to the HSBC Equipment Lease, in each case including any refinancings, refundings or replacements thereof.

“Inactive Subsidiary” means, subject to Section 7.18, any direct or indirect Subsidiary of the Company which is designated by the Borrowers as an Inactive Subsidiary and which (a) individually has assets not exceeding $500,000.00 and (b) together with all other Inactive Subsidiaries, has assets not exceeding $2,500,000.00 in the aggregate. As of the Closing Date, Omega International Marketing Company, Omega Protein Mexico S. de R.L. de C.V., EFASense Ltd., Biorganic Marketing Ltd. and Dalian Lifeline International Trading Ltd. are the only Inactive Subsidiaries of the Company.

“Increased Amount Date” has the meaning assigned thereto in Section 4.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)     all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)     all obligations to pay the deferred purchase price of Property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than 90 days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)     the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)     all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person to the extent of the value of such Property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)     all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but if not assumed by such Person or if limited in recourse, the amount thereof shall be equal to the lesser of the amount of such Indebtedness or the value of the encumbered Property of such Person securing the same);

(f)     all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and bankers acceptances issued for the account of any such Person;

(g)     all net obligations of such Person under any Hedge Agreements; and

(h)     all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 11.03(b).

“Ineligible Vessel” means (a) the Vessels identified on Schedule 6.16 as collateral for the NMFFP Financing permitted under Section 8.04(b), and (b) any Vessel that at the time of determination is mortgaged to secure any NMFFP Financing owed by any Loan Party under the NMFFP to the extent such NMFFP Financing is permitted under Section 8.04(c); provided that if any such Vessel described in clause (a) or (b) above shall cease to secure any NMFFP Financing, including as the result of the satisfaction or discharge of such NMFFP Financing, the release of all Loan Parties’ obligations thereunder or the release of such Vessel as security therefore, such Vessel shall no longer constitute an “Ineligible Vessel”.

“Information” has the meaning assigned thereto in Section 11.11.

“Interest Period” has the meaning assigned thereto in Section 4.01(b).

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, Wells Fargo, in its capacity as issuer thereof, or any successor thereto; and (b) with respect to the Existing Letters of Credit, Wells Fargo, in its capacity as issuer thereof.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” has the meaning assigned thereto in Section 7.18.

“Jones Act” means Section 27 of the Merchant Marine Act of 1920, as amended (recodified at 46 U.S.C. § 55101 et seq.), and all successors statutes thereto, and any and all regulations promulgated under any thereof.

“L/C Facility” means, collectively, the letter of credit facilities established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.05.

“L/C Participants” means (a) with respect to any Revolving A L/C Commitment, the Revolving A Lenders and (b) with respect to any Revolving B L/C Commitment, the Revolving B Lenders, in each case other than the Issuing Lender.

“Lender” means a Revolving A Lender or a Revolving B Lender, as the context requires. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means, individually or collectively as the context may require, the Revolving A Letters of Credit and the Revolving B Letters of Credit issued pursuant to Section 3.01 and the Existing Letters of Credit.

“LIBOR” means,

(a)     for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars or the applicable Alternative Currency for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two London Banking Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars or the applicable Alternative Currency in minimum amounts of at least $5,000,000.00 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b)     for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

Notwithstanding the foregoing, if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.01(a).

“Lien” means any mortgage, ship mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreements, the Collateral Documents, the Fee Letter, any applicable UCC-1 or PPSA financing statements, any applicable FAA filings, any applicable stock powers, the Partner’s Certificates, the Officer’s Certificates, the Notice of Final Agreement, each Joinder Agreement and each other document, instrument, certificate and agreement executed and delivered by the Loan Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means, as applicable and subject to Section 11.28, any Borrower, any Guarantor, or any other Person who is, or whose Property is, directly or indirectly liable for Obligations, and “Loan Parties” means, collectively, all of the above. None of any Unrestricted Subsidiary or any Inactive Subsidiary shall be a Loan Party.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“MarAd” means the U.S. Maritime Administration.

“Material Adverse Effect” means (a) a material adverse effect upon the validity or enforceability of any of the Loan Documents; (b) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), business, assets, prospects, or operations of any Loan Party; (c) a material impairment of the ability of either Borrower to fulfill its obligations under any of the Loan Documents; (d) a material impairment of the ability of the Loan Parties taken as a whole to fulfill their obligations under any of the Loan Documents; or (e) a material impairment of the value of any Collateral from time to time securing the Secured Obligations or the ability of the Administrative Agent or the Secured Parties to realize thereon.

“Maturity Date” means the earliest to occur of (a) August 20, 2020, (b) the date of termination of the entire Revolving Credit Commitment by the Borrowers pursuant to Section 2.05, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.02(a).

“Maximum Rate” means the higher of the maximum interest rate allowed by applicable federal or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the weekly ceiling as determined pursuant to Chapter 303 of the Texas Finance Code, but the Administrative Agent on behalf of the Lenders reserve the right to implement from time to time any other rate ceiling permitted by such law.

“Mortgage” means each mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Administrative Agent, that purports to grant to the Administrative Agent for the benefit of the Secured Parties, a Lien on the fee interests of any Loan Party in any real property, as such mortgage may be amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Trust” means the Omega Master Vessel Trust 2012, the Delaware statutory trust, created pursuant to the Mortgage Trust Agreement.

“Mortgage Trust Agreement” means the Master Vessel Trust Agreement between the Administrative Agent and the Mortgage Trustee pertaining to the Mortgage Trust.

“Mortgage Trustee” means Wilmington, not in its individual capacity, but solely as trustee under the Mortgage Trust Agreement, and each co-trustee, separate trustee and successor trustee appointed in accordance with the Mortgage Trust Agreement.

“Mortgaged Property” means any real property that is owned by a Loan Party and is subject to a Mortgage.

“Multiemployer Plan” has the meaning provided therefor in ERISA.

“NMFFP” means the National Marine Fisheries Finance Program.

“NMFFP Collateral” means (a) the Ineligible Vessels, (b) any real property owned by any Loan Party and identified in Schedule 6.17 as collateral for the NMFFP Financing and any real property that at the time of determination is mortgaged to secure any NMFFP Financing owed by any Loan Party to the extent such NMFFP Financing is permitted by Section 8.04(c), and (c) any equipment or other Property in which a Lien has been granted to secure NMFFP Financing permitted by Section 8.04(b) or (c).

“NMFFP Financing” means any obligation, whether actual or contingent, to repay any amount advanced or that may be advanced by the United States, acting under Title XI, by or through the Secretary of Commerce or any other instrumentality, pursuant to a loan guarantee made available pursuant to Title XI.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.03(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.03(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.02.

“Notice of Final Agreement” has the meaning assigned thereto in Section 5.01(h)(ii).

“Notice of Prepayment” has the meaning assigned thereto in Section 2.04(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means, for each Loan Party that is a corporation or limited liability company, a certificate executed by an authorized officer having attached thereto (a) a copy of its articles of incorporation or organization and bylaws or operating agreement, and all amendments thereto, a certificate of incumbency of all of its officers who will be authorized to execute or attest any of the Loan Documents to which it is a party, and a copy of resolutions approving the Loan Documents to which it is a party and authorizing the transactions contemplated by this Agreement; and (b) certificates of existence and good standing issued by the appropriate governmental officials of the state in which such corporation or limited liability company is organized, and, if different, satisfactory evidence of good standing in the state in which real estate, owned by it and mortgaged to the Administrative Agent on behalf of the Secured Parties, is located.

“Officer’s Compliance Certificate” has the meaning assigned thereto in Section 7.01(d).

“OPI” has the meaning assigned thereto in the preamble.

“Other Connection Taxes” means, with respect to any Person, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary taxes, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise, with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of any Loan or Commitment hereunder (other than an assignment made pursuant to Section 4.12).

“Participant” has the meaning assigned thereto in Section 11.10(d).

“Participant Register” has the meaning assigned thereto in Section 11.10(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Partner’s Certificate” means, for each Loan Party that is a partnership, a certificate executed by an authorized officer having attached thereto (a) a true and complete copy of an executed copy of its partnership agreement and all amendments thereto, and (b) for each limited partnership, a copy of the certificate of limited partnership accompanied by a certificate that the copy is true and complete, issued by the appropriate governmental officials of the state in which such limited partnership is organized, and, if different, satisfactory evidence of good standing in the state in which real estate, owned by it and mortgaged to the Administrative Agent on behalf of the Secured Parties, is located.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permitted Acquisitions” means investments consisting of an Acquisition by a Loan Party, provided that (a) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Loan Parties were engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition; (c) Borrowers shall have delivered to Lender a pro forma Officer’s Compliance Certificate demonstrating that, upon giving effect to such Acquisition (including any Indebtedness permitted pursuant to Section 8.04(l)), the Loan Parties would be in compliance with the financial covenants set forth in Sections 7.15 through and including 7.17 on a pro forma basis; (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto); (e) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with Borrowers as the other partners, such transaction shall be effected by having such Equity Interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction; (f) immediately after giving effect to such Acquisition, there shall be at least $5,000,000.00 of availability existing under the Commitment; and (g) the aggregate consideration (including cash consideration and non-cash consideration (other than Equity Interests of the Company), any assumption of indebtedness, deferred purchase price and any earn-out payments) paid by the Loan Parties for all such Acquisitions during any fiscal year shall not exceed the greater of (i) $50,000,000.00 or (ii) 15% of the Tangible Net Worth of the Borrowers and their Subsidiaries as of the immediately prior fiscal quarter end prior to such Acquisitions (based on the most recent fiscal quarter period for which financial statements are available).

“Permitted Bioriginal Disposition” means (a) Dispositions of inventory in the ordinary course of business, (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Bioriginal Party that are made in the ordinary course of business, (c) Dispositions of Property by a Bioriginal Party to another Bioriginal Party or to a Loan Party, provided that to the extent constituting an investment, such transaction is permitted by Section 8.09, (d) Dispositions of accounts receivable in connection with the collection or compromise thereof, (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Bioriginal Parties or the Loan Parties, and (f) the Disposition of cash equivalents for fair market value.

“Permitted Disposition” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Loan Party that are made in the ordinary course of business; (c) Dispositions of Property by a Loan Party to another Loan Party, provided that to the extent constituting an investment, such transaction is permitted by Section 8.09; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Loan Parties; (f) the Disposition of cash equivalents for fair market value; and (g) provided that Borrowers are in compliance with Section 7.16 (based on the most recent fiscal quarter period for which financial statements are available) and no other Events of Default exist, the Disposition(s) of the Vessels named “Rappahannock” and “Tidelands”.

“Permitted Liens” means (a) the Liens evidenced by the Loan Documents; (b) other Liens in favor of the Administrative Agent on behalf of the Secured Parties; (c) Liens existing on the date hereof and listed on Schedule 8.01 (including Liens securing the NMFFP Financing) and any renewals or extensions thereof, provided that (i) the scope of Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed; (d) Liens on Vessels that at any time hereafter are mortgaged to secure NMFFP Financing permitted by Section 8.04(c); (e) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet past due or which are being Contested in Good Faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (f) (i) statutory deemed trusts and liens arising under the laws of Canada or any Province or Territory thereof securing employee source deductions (including collected and unremitted income taxes, employment insurance, and Canada Pension Plan contributions), unpaid wages, severance pay, termination pay, vacation pay, and employer pension contributions in respect of pension plans or other statutory obligations, and (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens referred to in clauses (f)(i) and (f)(ii) secure only amounts not yet due and payable or, if due and payable are not overdue by more than 45 days, are unfiled and no other action has been taken to enforce the same or are being Contested in Good Faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (g) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any funds in connection with workers’ compensation unemployment insurance, old age pensions, or other social security programs; (h) deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which (1) are not Liens which secure other indebtedness or obligations, and (2) in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; (j) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(i); (k) Liens securing purchase money indebtedness permitted under Section 8.04(d) (but only to the extent of the assets purchased with such purchase money indebtedness and any related insurance and any proceeds of any thereof); (l) leases or subleases granted to others not interfering in any material respect with the business of Borrowers or any of their Subsidiaries; (m) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement; (n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; (o) Liens of a collection bank arising under Section 4.210 of the Uniform Commercial Code on items in the course of collection; (p) maritime Liens on Vessels arising by operation of law in the ordinary course of business that are not overdue by more than forty five (45) days or are being Contested in Good Faith, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (q) Liens on unearned insurance premiums securing indebtedness permitted under Section 8.04(j); (r) Liens on cash collateral in a segregated account to secure permitted Hedge Agreements that Borrowers have entered into with hedge providers; (s) Liens on accounts receivables and inventory acquired in a Permitted Acquisition securing Indebtedness permitted under Section 8.04(l); (t) other Liens on assets having an aggregate value not exceeding at any time the greater of (i) $15,000,000.00 and (ii) 5% of the Tangible Net Worth of the Borrowers and their consolidated Subsidiaries; and (u) that certain Judgment No. CO-2005-20036 against OPI in favor of Jay Foster filed August 26, 2011 in Jackson County, Mississippi in the amount of $4,804.63.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PPSA” means the Personal Property Security Act as in effect from time to time in a relevant province or territory in Canada for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or priority of any security interest in any Collateral located in Canada.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Prohibited Transaction” has the meaning provided therefor in ERISA.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Public Lenders” means certain of the Lenders that may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or its securities).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Reedsburg, WI Facility” shall mean that certain land and improvements at 522 Greenway Court, Reedsburg, Wisconsin, and all personal property located there.

“Reedville Evaporator Unit” shall mean that certain six-effect waste heat evaporator unit, installed in 2011, that services the Dupps Dryer System located at OPI’s facility at Reedville, Virginia.

“Register” has the meaning assigned thereto in Section 11.10(c).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Released Louisiana and Mississippi Properties” shall mean (a) the properties of OPI located at 5659 Elder Ferry Road, Moss Point, Mississippi, and 5735 Elder Ferry Road, Moss Point, Mississippi, (b) the improvements thereon, and (c) the fixtures attached thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 10.06(b).

“Reportable Event” has the meaning provided therefor in ERISA.

“Required Lenders” means, at any date, any combination of Lenders holding at least 51% of the sum of the aggregate amount of the Commitments or, if the Commitments have been terminated, any combination of Lenders holding at least 51% of the aggregate Extensions of Credit under this Agreement; provided that “Required Lenders” shall consist of at least two Lenders, except as provided herein; and provided, further, that the Commitment of, and the portion of the Extensions of Credit under this Agreement, as applicable, held or deemed held by, any Defaulting Lender, any Loan Party and/or any Affiliate of any Loan Party shall be excluded for purposes of making a determination of Required Lenders. Except to the extent any Person is a Defaulting Lender, any Lender and any Approved Fund administered or managed by such Lender or a Related Party to such Lender and any Affiliate of such Lender, each of which holds Commitments and/or Extensions of Credit, shall be deemed to be one Lender for purposes of determining whether “Required Lenders” consist of at least two Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 10.06(a).

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrowers reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a borrowing of a CDOR Rate Loan, (b) each date of a borrowing of a LIBOR Rate Loan denominated in an Alternative Currency, (c) each date of a continuation of a CDOR Rate Loan or a LIBOR Rate Loan denominated in an Alternative Currency pursuant to Section 4.02 or (d) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving A Commitment” means (a) as to any Revolving A Lender, the obligation of such Revolving A Lender to make Revolving A Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving A Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13); and (b) as to all Revolving A Lenders, the aggregate commitment of all Revolving A Lenders to make Revolving A Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13). The aggregate Revolving A Commitment of all the Revolving A Lenders on the Closing Date shall be $95,000,000.00.

“Revolving A Commitment Percentage” means, as to any Revolving A Lender at any time, the ratio of (a) the amount of the Revolving A Commitment of such Revolving A Lender to (b) the Revolving A Commitments of all the Revolving A Lenders.

“Revolving A Exposure” means, as to any Revolving A Lender at any time, the aggregate principal amount at such time of its outstanding Revolving A Loans and such Revolving A Lender’s participation in L/C Obligations in respect of Revolving A Letters of Credit and Swingline Loans at such time.

“Revolving A L/C Commitment” means the lesser of (a) $20,000,000.00 and (b) the Revolving A Commitment. The Revolving A L/C Commitment is part of, and not in addition to, the Revolving A Commitment.

“Revolving A Lender” means each Person executing this Agreement as a Revolving A Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Revolving A Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Revolving A Lender pursuant to an Assignment and Assumption.

“Revolving A Letter of Credit” has the meaning assigned thereto in Section 3.01(a)(i).

“Revolving A Loan” means any revolving loan made to the Borrowers pursuant to Section 2.01(a) and all such revolving loans collectively as the context requires.

“Revolving A Note” means a promissory note made by the Borrowers in favor of a Revolving A Lender evidencing the Revolving A Loans made by such Revolving A Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving A Outstandings” means the sum of (a) with respect to Revolving A Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving A Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations in respect of Revolving A Letters of Credit on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations in respect of Revolving A Letters of Credit as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Revolving A Letters of Credit or any reductions in the maximum amount available for drawing under Revolving A Letters of Credit taking effect on such date.

“Revolving B Commitment” means (a) as to any Revolving B Lender, the obligation of such Revolving B Lender to make Revolving B Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving B Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13); and (b) as to all Revolving B Lenders, the aggregate commitment of all Revolving B Lenders to make Revolving B Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13). The aggregate Revolving B Commitment of all the Revolving B Lenders on the Closing Date shall be $30,000,000.00.

“Revolving B Commitment Percentage” means, as to any Revolving B Lender at any time, the ratio of (a) the amount of the Revolving B Commitment of such Revolving B Lender to (b) the Revolving B Commitments of all the Revolving B Lenders.

“Revolving B Exposure” means, as to any Revolving B Lender at any time, the aggregate principal amount at such time of its outstanding Revolving B Loans and such Revolving B Lender’s participation in L/C Obligations in respect of Revolving B Letters of Credit.

“Revolving B L/C Commitment” means the lesser of (a) $7,500,000 and (b) the Revolving B Commitment; provided that the Revolving B L/C Commitment may be temporarily increased to $9,000,000, solely to the extent required by the Issuing Lender in order to issue a backstop Letter of Credit and replacement Letters of Credit in respect of the Continuing Letters of Credit, in accordance with Section 5.01(h)(v)(B). The Revolving B L/C Commitment is part of, and not in addition to, the Revolving B Commitment.

“Revolving B Lender” means each Person executing this Agreement as a Revolving B Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Revolving B Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Revolving B Lender pursuant to an Assignment and Assumption.

“Revolving B Letter of Credit” has the meaning assigned thereto in Section 3.01(a)(ii).

“Revolving B Loan” means any revolving loan made to the Borrowers pursuant to Section 2.01(b) and all such revolving loans collectively as the context requires.

“Revolving B Note” means a promissory note made by the Borrowers in favor of a Revolving B Lender evidencing the Revolving B Loans made by such Revolving B Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving B Outstandings” means the sum of (a) with respect to Revolving B Loans on any date, the aggregate outstanding principal amount of Revolving B Loans after giving effect to any borrowings and prepayments or repayments of Revolving B Loans occurring on such date; plus (b) with respect to any L/C Obligations in respect of Revolving B Letters of Credit on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations in respect of Revolving B Letters of Credit as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Revolving B Letters of Credit or any reductions in the maximum amount available for drawing under Revolving B Letters of Credit taking effect on such date.

“Revolving Credit Commitment” means, individually or collectively as the context requires, a Revolving A Commitment or a Revolving B Commitment.

“Revolving Credit Commitment Percentage” means, individually or collectively as the context requires, a Revolving A Commitment Percentage or a Revolving B Commitment Percentage.

“Revolving Credit Exposure” means, individually or collectively as the context requires, Revolving A Exposure or Revolving B Exposure.

“Revolving Credit Facility” means, collectively, the revolving credit facilities established pursuant to Article II (including any increase in such revolving credit facilities pursuant to Section 4.13).

“Revolving Credit Loan” means, individually or collectively as the context requires, a Revolving A Loan or a Revolving B Loan.

“Revolving Credit Note” means, individually or collectively as the context requires, a Revolving A Note or a Revolving B Note.

“Revolving Credit Outstandings” means, individually or collectively as the context requires, Revolving A Outstandings or Revolving B Outstandings.

“Rules” has the meaning assigned thereto in Section 11.24.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means, when determined, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement (including, for the avoidance of doubt, the Canadian Overdraft Facility) that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article VIII, in each case that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Agreement” means each security agreement, pledge and other agreement, in form and substance satisfactory to the Administrative Agent, that purport to grant to the Administrative Agent for the benefit of the Secured Parties, a security interest in the personal property of any Loan Party, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute an unreasonably small capital; and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in the capacity of foreign exchange reference bank as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in the capacity of foreign exchange reference bank does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrowers or any of their Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrowers.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)47 of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $10,000,000.00 and (b) the Revolving A Commitment. The Swingline Commitment is part of, and not in addition to, the Revolving A Commitment.

“Swingline Facility” means the Swingline facility established pursuant to Section 2.02.

“Swingline Lender” means Wells Fargo in its capacity as Swingline lender hereunder or any successor thereto.

“Swingline Loan” means any Swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.02, and all such Swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.01(b)(iii).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Tangible Net Worth” means at any time the consolidated stockholders equity of the Borrowers and their consolidated Subsidiaries plus Subordinated Indebtedness and minus intangibles (including goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers of the Borrowers).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Title XI” means Title XI of the Merchant Marine Act of 1936 and any and all regulations promulgated under any provision thereof.

“Total Funded Debt” means, as of any date, with respect to the Borrowers and their consolidated Subsidiaries on a consolidated basis, without duplication, all indebtedness for borrowed money (including obligations under capitalized leases).

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unrestricted Subsidiary” means Subsidiaries of the Company that do not, as of the last day of the most recently completed fiscal quarter of the Company, have assets with a book value in excess of 10.00% of the consolidated total assets of the Company and did not, as of the four-quarter period ending on the last day of such fiscal quarter, have revenues exceeding 10.00% of the consolidated revenues of the Company; provided that if (a) the aggregate assets then owned by all Subsidiaries of the Company that would otherwise constitute Unrestricted Subsidiaries shall have a book value in excess of 10.00% of the consolidated total assets of the Company as of the last day of such fiscal quarter or (b) the combined revenues of all Subsidiaries of the Company that would otherwise constitute Unrestricted Subsidiaries shall exceed 10.00% of the consolidated revenues of the Company for such four-quarter period (each a “Credit Support Triggering Event”), the Company shall redesignate one or more of such Subsidiaries not to be Unrestricted Subsidiaries within ten Business Days after delivery of the Officer’s Compliance Certificate for such fiscal quarter, such that only those such Subsidiaries as shall then have aggregate assets on a book-value basis of less than 10.00% of the consolidated total assets of the Company and combined revenues of less than 10.00% of the consolidated revenues of the Company shall constitute Unrestricted Subsidiaries. As of the Closing Date and thereafter until otherwise provided for as set out below, Bioriginal Europe, its wholly-owned Subsidiary, Vitaboost B.V., and any and all other Subsidiaries of the Company that, when taken together with other Subsidiaries of the Company that qualify under the foregoing criteria are hereby designated as, and shall be deemed to be, Unrestricted Subsidiaries. Notwithstanding the foregoing, with respect to Bioriginal Europe upon a Credit Support Triggering Event, the Company shall have the option, in its sole discretion, either to (i) designate Bioriginal Europe as a Loan Party, in the capacity solely as a Guarantor and provider of Collateral in respect of the Revolving B Exposure (in which case, for the avoidance of doubt, Bioriginal Europe will be subject to, and included in, the representations, warranties, covenants (and will have its financial results included in the calculation of financial covenants), or other provisions of the Loan Documents, as applicable and to the extent applicable to other Loan Parties), or (ii) elect to continue to designate Bioriginal Europe as an Unrestricted Subsidiary and not a Loan Party (in which case, for the avoidance of doubt, Bioriginal Europe will be excluded from the representations, warranties, covenants (and will not have its financial results included in the calculation of financial covenants), or other provisions of the Loan Documents, as applicable and to the extent applicable to other Loan Parties).

“U.S. Citizen” means a person that (a) is an “eligible owner” within the meaning of 46 U.S.C. § 12103(b), and any and all successor statutes thereto, and any and all regulations promulgated under any thereof; and (b) satisfies the ownership requirements of 46 U.S.C. § 12113(c) (if such Person is an entity) and 46 C.F.R. § 356.3(e), and any and all successor statutes thereto, and any and all regulations promulgated under any thereof.

“U.S. Coast Guard” means the United States Coast Guard, a military organization under the Department of Homeland Security.

“U.S. Fisheries Trade” means processing, storing, transporting (except in foreign commerce), catching, taking and harvesting fish in the navigable waters of the United States or in the Exclusive Economic Zone, and landing any catch, wherever caught, in the United States.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.11(f).

“Vessels” means, at any time, each of the vessels owned by any Loan Party at such time, including the vessels listed on Schedule 6.16, in each case together with all their engines, boilers, machinery, masts, anchors, cables, rigging, nets, tackle, apparel, furniture, boats, chains, equipment and all other appurtenances to such vessels whether aboard or removed from such vessels, together with any and all additions, improvements and/or replacements which may hereafter be made to, on or in such vessels or any part thereof.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such contingency.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wilmington” means Wilmington Trust Company, a Delaware trust company, and any Person appointed as a successor trustee in accordance with the Mortgage Trust Agreement, in their individual capacities.

“Withholding Agent” means the Company and/or the Administrative Agent, as applicable.

Section 1.02     Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”; and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03     Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.01, except as otherwise specifically prescribed herein (including as prescribed by Section 11.09). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.04     UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.05     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06     References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law, including, without limitation, the Code, the PPSA, the Commodity Exchange Act, ERISA, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.07     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.08     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 1.09     Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

Section 1.10     Covenant Compliance Generally. For purposes of determining compliance under Sections 8.01, 8.02, 8.03, 8.05 and 8.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating consolidated net income in the most recent annual financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.01(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.01, 8.02 and 8.03, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

Section 1.11     Exchange Rates; Currency Equivalents.

(a)     The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Credit Outstandings denominated in Canadian Dollars or Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b)     Whenever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a LIBOR Rate Loan or a CDOR Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, LIBOR Rate Loan or CDOR Rate Loan is denominated in an Alternative Currency or Canadian Dollars, such amount shall be the relevant Alternative Currency Equivalent or the Canadian Dollar Equivalent, respectively, of such Dollar amount, as determined by the Administrative Agent.

Section 1.12     Change of Currency.

(a)     Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)     Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)     Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.13     Pro Forma Basis. For purposes of this Agreement, “pro forma” and “pro forma basis” mean, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Acquisition or Disposition consummated, or any Person becoming, or ceasing to be, a consolidated Subsidiary, in each case during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Acquisition or Disposition or consolidation or deconsolidation and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP.

ARTICLE II

REVOLVING CREDIT FACILITY

Section 2.01     Revolving Credit Loans.

(a)     Revolving A Facility. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving A Lender severally agrees to make Revolving A Loans to the Company and OPI, in Dollars or in one or more Alternative Currencies, from time to time from the Closing Date until the Maturity Date as requested by the Borrowers in accordance with the terms of Section 2.03; provided that (i) the aggregate Revolving A Outstandings at any time shall not exceed the Revolving A Commitment at such time, (ii) the Revolving A Exposure of any Revolving A Lender shall not at any time exceed such Revolving A Lender’s Revolving A Commitment, and (iii) the aggregate Revolving A Outstandings denominated in Alternative Currencies at any time shall not exceed the Alternative Currency Sublimit. Each Revolving A Loan by a Revolving A Lender shall be in a principal amount equal to such Revolving A Lender’s Revolving A Commitment Percentage of the aggregate principal amount of Revolving A Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving A Loans hereunder until the Maturity Date.

(b)     Revolving B Facility. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving B Lender severally agrees to make Revolving B Loans to the Borrowers, in Dollars or Canadian Dollars, from time to time from the Closing Date until the Maturity Date as requested by the Borrowers in accordance with the terms of Section 2.03; provided that (i) the aggregate Revolving B Outstandings at any time shall not exceed the Revolving B Commitment at such time, and (ii) the Revolving B Exposure of any Revolving B Lender shall not at any time exceed such Revolving B Lender’s Revolving B Commitment. Each Revolving B Loan by a Revolving B Lender shall be in a principal amount equal to such Revolving B Lender’s Revolving B Commitment Percentage of the aggregate principal amount of Revolving B Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving B Loans hereunder until the Maturity Date.

Section 2.02     Swingline Loans.

(a)     Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may in its sole discretion make Swingline Loans to the Borrowers from time to time from the Closing Date until the Maturity Date; provided that (i) after giving effect to any amount requested, the Revolving A Outstandings shall not exceed the Revolving A Commitment at any time; and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b)     Refunding.

(i)     The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on their behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving A Lender to make, and each Revolving A Lender hereby agrees to make, a Revolving A Loan as a Base Rate Loan in an amount equal to such Revolving A Lender’s Revolving A Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving A Lender shall make the amount of such Revolving A Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving A Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving A Lender’s obligation to fund its respective Revolving A Commitment Percentage of a Swingline Loan shall be affected by any other Revolving A Lender’s failure to fund its Revolving A Commitment Percentage of a Swingline Loan, nor shall any Revolving A Lender’s Revolving A Commitment Percentage be increased as a result of any such failure of any other Revolving A Lender to fund its Revolving A Commitment Percentage of a Swingline Loan.

(ii)     The Borrowers shall pay to the Swingline Lender on demand in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving A Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrowers irrevocably authorize the Administrative Agent to charge any account maintained by the Borrowers with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving A Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving A Lenders in accordance with their respective Revolving A Commitment Percentages.

(iii)     If for any reason any Swingline Loan cannot be refinanced with a Revolving A Loan pursuant to Section 2.02(b)(i), each Revolving A Lender shall, on the date such Revolving A Loan was to have been made pursuant to the notice referred to in Section 2.02(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving A Lender’s Revolving A Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving A Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving A Lender such Revolving A Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving A Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving A Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving A Lender will not return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv)     Each Revolving A Lender’s obligation to make the Revolving A Loans referred to in Section 2.02(b)(i) and to purchase participating interests pursuant to Section 2.02(b)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving A Lender or the Borrowers may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v)     If any Revolving A Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving A Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Revolving A Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving A Lender’s Revolving A Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving A Lender (through the Administrative Agent) with respect to any amount owing under this clause (v) shall be conclusive absent manifest error.

(c)     Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.02 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

Section 2.03     Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)     Requests for Borrowing. The Borrowers shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and Swingline Loan, (ii) at least one Business Day before each Canadian Prime Rate Loan, (iii) at least three Business Days before each LIBOR Rate Loan denominated in Dollars and CDOR Rate Loan and (iv) at least four Business Days before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) and Canadian Prime Rate Loans in an aggregate principal amount of $1,000,000.00 or a whole multiple of $500,000.00 in excess thereof, (y) with respect to LIBOR Rate Loans and CDOR Rate Loans in an aggregate principal amount of $2,000,000.00 or a whole multiple of $500,000.00 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000.00 or a whole multiple of $100,000.00 in excess thereof, (C) whether such Loan is to be a Revolving A Loan, Revolving B Loan or Swingline Loan, (D) in the case of a Revolving A Loan, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, (E) in the case of a Revolving B Loan, whether the Loans are to be CDOR Rate Loans or Canadian Prime Rate Loans, (F) in the case of a LIBOR Rate Loan or CDOR Rate Loan, the duration of the Interest Period applicable thereto, and (G) the currency of such borrowing. If a Notice of Borrowing fails to specify a currency, then such borrowing shall be made in Dollars. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)     Disbursement of Revolving Credit Loans and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrowers to the Administrative Agent or as may be otherwise agreed upon by the Borrowers and the Administrative Agent from time to time. Subject to Section 4.07 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving A Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving A Lenders as provided in Section 2.02(b).

Section 2.04     Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.

(a)     Repayment on Termination Date. The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.02(b) (but, in any event, no later than the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)     Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitments, the Borrowers agree to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving A Lenders or Revolving B Lenders, as applicable, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.02(b)).

(c)     Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each prepayment of Base Rate Loans and Swingline Loans, (ii) at least one Business Day before each prepayment of Canadian Prime Rate Loans and (iii) at least three Business Days before each prepayment of LIBOR Rate Loans and CDOR Rate Loans, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, CDOR Rate Loans, Base Rate Loans, Canadian Prime Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000.00 or a whole multiple of $500,000.00 in excess thereof with respect to Base Rate Loans (other than Swingline Loans and Canadian Prime Rate Loans), $2,000,000.00 or a whole multiple of $500,000.00 in excess thereof with respect to LIBOR Rate Loans and CDOR Rate Loans and $100,000.00 or a whole multiple of $100,000.00 in excess thereof with respect to Swingline Loans or in any case if lower, the unpaid principal balance of the Loans to be prepaid. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.

(d)     Limitation on Prepayment of LIBOR Rate Loans and CDOR Rate Loans. The Borrowers may not prepay any LIBOR Rate Loan or CDOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.09 hereof.

(e)     Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrowers’ obligations under any Hedge Agreement.

Section 2.05     Permanent Reduction of the Revolving Credit Commitment.

(a)     Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least two Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)     Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to an aggregate amount not greater than the Revolving Credit Commitment, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. If applicable, such Cash Collateral shall be applied in accordance with Section 9.02(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan or CDOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.09 hereof.

Section 2.06     Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

Section 3.01     L/C Commitments.

(a)     Availability.

(i)     Revolving A Letters of Credit. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving A Lenders set forth in Section 3.04(a), agrees to issue standby letters of credit (the “Revolving A Letters of Credit”) for the account of the Company and OPI on any Business Day from the Closing Date to, but not including, the fifth Business Day prior to the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the Revolving A L/C Commitment, (B) the Revolving A Outstandings would exceed the Revolving A Commitment or (C) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (1) be denominated in Dollars or an Alternative Currency in a minimum amount of $100,000.00 or the Alternative Currency Equivalent thereof (or such lesser amount as agreed to by the Issuing Lender), (2) be a standby letter of credit issued to support obligations of the Borrowers or any other Loan Party, contingent or otherwise, incurred in the ordinary course of business, (3) expire on a date no more than 16 months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the Maturity Date unless the L/C Obligations have been Cash Collateralized no later than the Maturity Date and (4) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of Texas.

(ii)     Revolving B Letters of Credit. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving B Lenders set forth in Section 3.04(a), agrees to issue standby or commercial letters of credit (the “Revolving B Letters of Credit”) for the account of Bioriginal Omega on any Business Day from the Closing Date to, but not including the fifth Business Day prior to the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the Revolving B L/C Commitment, (B) the Revolving B Outstandings would exceed the Revolving B Commitment or (C) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (1) be denominated in Dollars or Canadian Dollars in a minimum amount of $100,000.00 (or such lesser amount as agreed to by the Issuing Lender), (2) be a standby or commercial letter of credit issued to support obligations of the Borrowers or any other Loan Party, contingent or otherwise, incurred in the ordinary course of business, (3) expire on a date no more than 16 months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the Maturity Date unless the L/C Obligations have been Cash Collateralized no later than the Maturity Date and (4) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of Texas.

(iii)     General. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b)     Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Sections 4.14 and 4.15.

Section 3.02     Procedure for Issuance of Letters of Credit. The Borrowers may from time to time request that the Issuing Lender issue Letters of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.01 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit and promptly notify each applicable Lender of the issuance and upon request by any such Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

Section 3.03     Commissions and Other Charges.

(a)     Letter of Credit Commissions. Subject to Sections 4.14 and 4.15, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender and the applicable L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit, times the Applicable Margin in effect from time to time with respect to Revolving Credit Loans that are LIBOR Rate Loans or, in the case of Letters of Credit denominated in Canadian Dollars, CDOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the applicable L/C Participants all commissions received pursuant to this Section 3.03 in accordance with their respective Revolving Credit Commitment Percentages.

(b)     Issuance Fee. In addition to the foregoing commission, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender, standard bank fees and charges of the Issuing Lender for the issuance of each Letter of Credit. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c)     Other Costs. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.04     L/C Participations.

(a)     The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s applicable Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)     Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)     Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its applicable Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

Section 3.05     Reimbursement Obligation of the Borrowers. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.03(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrowers shall immediately notify the Issuing Lender that the Borrowers intend to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the applicable Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.03(c) incurred by the Issuing Lender in connection with such payment, and the applicable Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.03(a) or Article V. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

Section 3.06     Obligations Absolute. The Borrowers’ obligations under this Article III (including the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrowers. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

Section 3.07     Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

Section 4.01     Interest.

(a)     Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrowers, (i) Revolving A Loans denominated in Dollars shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin; (ii) Revolving A Loans denominated in Alternative Currencies shall bear interest at the LIBOR Rate plus the Applicable Margin; (iii) Revolving B Loans denominated in Dollars shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin; (iv) Revolving B Loans denominated in Canadian Dollars shall bear interest at (A) the Canadian Prime Rate plus the Applicable Margin or (B) CDOR plus the Applicable Margin; and (v) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.02. Any Loan or any portion thereof as to which the Borrowers have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan or a Canadian Prime Rate Loan, as applicable.

(b)     Interest Periods. In connection with each LIBOR Rate Loan or CDOR Rate Loan, the Borrowers, by giving notice at the times described in Section 2.03 or 4.02, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one month, two months, three months, or six months; provided that:

(i)     the Interest Period shall commence on the date of advance or continuation of or conversion to any LIBOR Rate Loan or CDOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

(ii)     the Borrowers may not select any Interest Period that ends after the Maturity Date;

(iii)     Interest Periods commencing on the same date for LIBOR Rate Loans or CDOR Rate Loans comprising part of the same Loan shall be of the same duration;

(iv)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(v)     with respect to LIBOR Rate Loans and CDOR Rate Loans, if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; and

(vi)     there shall be no more than (A) five Interest Periods for Revolving A Loans and (B) five Interest Periods for Revolving B Loans, in each case in effect at any time.

(c)     Default Rate. Subject to Section 9.03, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.01(a) or (g), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, CDOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans and CDOR Rate Loans shall bear interest at a rate per annum of 2% in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans and CDOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to 2% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and Canadian Prime Rate Loans, (C) all outstanding Base Rate Loans, Canadian Prime Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to 2% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, Canadian Prime Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(d)     Interest Payment and Computation. Interest on each Base Rate Loan and Canadian Prime Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2015; and interest on each LIBOR Rate Loan and CDOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three months, at the end of each three month interval during such Interest Period. All computations of interest for LIBOR Rate Loans denominated in Sterling, CDOR Rate Loans, Base Rate Loans when the Base Rate is determined by the Prime Rate, and Canadian Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)     Maximum Rate. In accordance with the provisions of Section 11.04, in no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the Maximum Rate.

(f)     For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Section 4.02     Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) or Canadian Prime Rate Loans in a principal amount equal to $1,000,000.00 or any whole multiple of $100,000.00 in excess thereof into one or more LIBOR Rate Loans or CDOR Rate Loans, respectively, and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans or CDOR Rate Loans in a principal amount equal to $2,000,000.00 or a whole multiple of $500,000.00 in excess thereof into Base Rate Loans (other than Swingline Loans) or Canadian Prime Rate Loans, respectively, or (ii) continue such LIBOR Rate Loans or CDOR Rate Loans as LIBOR Rate Loans or CDOR Rate Loans, respectively. Whenever the Borrowers desire to convert or continue Loans as provided above, the Borrowers shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan or CDOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan or CDOR Rate Loan. If the Borrowers fail to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan or CDOR Rate Loan, then the applicable LIBOR Rate Loan or CDOR Rate Loan shall be converted to a Base Rate Loan or Canadian Prime Rate Loan, respectively. Any such automatic conversion to a Base Rate Loan or Canadian Prime Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan or CDOR Rate Loan. If the Borrowers request a conversion to, or continuation of, LIBOR Rate Loans or CDOR Rate Loans, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

Section 4.03     Fees.

(a)     Commitment Fee. Commencing on the Closing Date, subject to Sections 4.14 and 4.15, the Borrowers shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2015 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. Such commitment fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with such Lenders’ respective Revolving Credit Commitment Percentages.

(b)     Other Fees. The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 4.04     Manner of Payment.

(a)     Sharing of Payments. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in the applicable currency, in immediately available funds, and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.09, 4.10, 4.11 or 11.03 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.01(b)(iv), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)     Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrowers to such Defaulting Lender hereunder shall be applied in accordance with Section 4.14(b).

Section 4.05     Evidence of Indebtedness.

(a)     Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)     Participations. In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 4.06     Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.09, 4.10, 4.11 or 11.03) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i)     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)     the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Loan Parties or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 4.07     Administrative Agent’s Clawback.

(a)     Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03(b) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)     Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)     Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

Section 4.08     Changed Circumstances.

(a)     Circumstances Affecting LIBOR Rate and CDOR Availability. In connection with any request for a LIBOR Rate Loan or a CDOR Rate Loan, or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable currency are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate or CDOR, as applicable, for such Interest Period with respect to a proposed LIBOR Rate Loan or CDOR Rate Loan, or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate or CDOR Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrowers. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or CDOR Rate Loans, as applicable, and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a CDOR Rate Loan, as applicable, shall be suspended and the Borrowers shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or CDOR Rate Loan, as applicable, together with accrued interest thereon (subject to Section 4.01(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or CDOR Rate Loan; or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan or CDOR Rate Loan to a Base Rate Loan or a Canadian Prime Rate Loan, respectively, as to which the interest rate is not determined by reference to LIBOR or CDOR as of the last day of such Interest Period.

(b)     Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or CDOR Rate Loan, as applicable, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or CDOR Rate Loans, as applicable, and the right of the Borrowers to convert any Loan to a LIBOR Rate Loan or CDOR Rate Loan or continue any Loan as a LIBOR Rate Loan or CDOR Rate Loan, as applicable, shall be suspended and thereafter the Borrowers may select only Base Rate Loans or Canadian Prime Rate Loans, as applicable, hereunder, (ii) all Base Rate Loans and Canadian Prime Rate Loans shall cease to be determined by reference to LIBOR or CDOR, respectively, and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or CDOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan or a Canadian Prime Rate Loan as to which the interest rate is not determined by reference to LIBOR or CDOR, respectively, for the remainder of such Interest Period.

Section 4.09     Indemnity. Subject to Section 11.28, each Borrower, jointly and severally, hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or CDOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or CDOR Rate Loan; (b) due to any failure of the Borrowers to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or CDOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans or CDOR Rate Loans in the London or Canadian interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 4.10     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the Issuing Lender or the London or Canadian interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any LIBOR Rate Loan or CDOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or such other Recipient, the Borrowers shall promptly pay to any such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender, the Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender, the Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender, the Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender, the Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, the Issuing Lender or such other Recipient, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.11     Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes , except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.11(a)) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.11) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)     Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 4.11, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)     Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(f)(i), (ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:

(i)     any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. backup withholding Tax;

(ii)     any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)     executed originals of IRS Form W-8ECI;

(C)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly executed originals of IRS Form W-8BEN or W-8BEN-E;

(D)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or

(E)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)     Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Borrowers pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, the Issuing Lender or any Lender be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(h)     Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(i)     Issuing Bank. For purposes of this Section 4.11, the term “Lender” includes any Issuing Bank.

Section 4.12     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrowers to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrowers are required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender declines to make a LIBOR Rate Loan or CDOR Rate Loan, or a conversion or continuation thereof pursuant to Section 4.08, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)     the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.10;

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     such assignment does not conflict with Applicable Law; and

(v)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 4.13     Increase in Revolving Credit Commitment.

(a)     Request for Increase. Provided there exists no Default or Event of Default, upon written notice to the Administrative Agent (which shall promptly notify the Lenders in accordance with its customary practice), the Borrowers may from time to time request an increase in the Revolving A Commitments and/or the Revolving B Commitments by an aggregate principal amount not exceeding $75,000,000.00; provided that such increase shall not be less than a minimum principal amount of $10,000,000.00. Such notice shall specify the date (an “Increased Amount Date”) on which the Borrowers propose that any such increase in the aggregate Revolving Credit Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to Administrative Agent, which date may be adjusted by the Borrowers and the Administrative Agent.

(b)     Lender Elections to Increase. Each Lender shall notify the Administrative Agent by the proposed Increased Amount Date whether or not it agrees to increase its applicable Revolving Credit Commitment, which shall be at such Lender’s sole discretion to elect or decline, and, if so, whether by an amount equal to, greater than, or less than its applicable Revolving Credit Commitment Percentage of such requested increase.

(c)     Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Required Lenders and the approvals required for an Eligible Assignee, the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)     Allocations. If the aggregate Revolving Credit Commitments are increased in accordance with this Section 4.13, the Administrative Agent and the Borrowers shall determine the final allocation of such increase. The Administrative Agent shall, in accordance with its customary practice, promptly notify the Borrowers and the Lenders of the final allocation of such increase.

(e)     Conditions to Effectiveness of Increase. Any such increase of the Revolving Credit Commitments shall be effective as of such Increased Amount Date; provided that: (i) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to (A) any increase in the Revolving Credit Commitments, and (B) the making of any Loans pursuant thereto; (ii) the Borrowers shall deliver to the Administrative Agent an Officer’s Compliance Certificate of the Borrowers dated as of the Increased Amount Date (in sufficient copies for each Lender) certifying that the Borrowers will be in pro forma compliance (based on the most recent fiscal quarter period for which financial statements are available) with the financial covenants set out in Sections 7.15 and 7.16 of this Agreement both before and after giving effect to (A) any increase in the Revolving Credit Commitments, and (B) the making of any Loans pursuant thereto; (iii) the Borrowers shall pay any upfront fees or other fees, costs and expenses associated with any addition of additional Lenders pursuant to Section 4.13(c); (iv) the outstanding Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the applicable Lenders in accordance with their revised Revolving Credit Commitment Percentages, and the applicable Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 4.09 in connection with such reallocation as if such reallocation were a repayment; and (v) the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of the Borrowers authorizing such increase in the Revolving Credit Commitments) reasonably requested by Administrative Agent in connection with any such transaction.

(f)     Conflicting Provisions. This Section 4.13 shall supersede any provisions in Sections 4.06 or 11.02 to the contrary.

Section 4.14     Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to such Fronting Exposure.

(a)     Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)     Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(c)     Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the event which occasioned the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 4.15     Defaulting Lenders.

(a)     Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the Credit Facility without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.

(A)     Each Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B)     Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.03 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.

(C)     With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, unless Cash Collateral has been provided with respect to such Fronting Exposure, and (3) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Event of Default exists at such time, and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)     Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 4.14.

(b)     Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Credit Facility (without giving effect to Section 4.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 4.16     Agreement with Respect to the Revolving B Commitment and the Revolving B Exposure. For so long as the Revolving B Commitment has not been terminated and thereafter for so long as the Secured Obligations in respect of the Revolving B Exposure remain outstanding, the Administrative Agent, the Lenders, the Borrowers and the other Loan Parties hereby acknowledge and agree that none of the Company, OPI, Bioriginal Omega or any other Loan Party or Person shall be obligated or required to deposit any funds with the Administrative Agent or any Lender holding all or any portion of the Revolving B Commitment or the Revolving B Exposure for the purpose of such Lender maintaining, increasing, renewing or otherwise continuing its Revolving B Commitment or making, continuing, renewing, extending or maintaining Loans or other Extensions of Credit under the Revolving B Commitment.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING AND COLLATERAL

Section 5.01     Conditions to Closing. The obligation of the Lenders to close this Agreement and the amendment and restatement of the Existing Loan Agreement is subject to the satisfaction of each of the following conditions:

(a)     Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender, and the Collateral Documents (including any amendment, reaffirmation or assignment thereof), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect, and no Default or Event of Default shall exist hereunder or thereunder.

(b)     Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)     Officer’s Certificate. A certificate from a Responsible Officer of the Borrowers to the effect that (A) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Loan Parties is in violation of any of the covenants contained in this Agreement or the other Loan Documents; (C) no Default or Event of Default has occurred and is continuing; (D) since December 31, 2014 no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (E) each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in Section 5.01 and Section 5.02.

(ii)     Certificate of Secretary of each Loan Party. A certificate of a Responsible Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation; (B) the bylaws or other governing document of such Loan Party as in effect on the Closing Date; (C) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and (D) each certificate required to be delivered pursuant to Section 5.01(b)(iii).

(iii)     Certificates of Good Standing. Certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Loan Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes.

(iv)     Opinions of Counsel. Favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c)     Personal Property Collateral and Aircraft Collateral.

(i)     Filings and Recordings. The Administrative Agent shall have received all filings and recordations (including all UCC financing statements, PPSA financing statements and FAA filing documents) that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (except for Permitted Liens).

(ii)     Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Equity Interests pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Collateral Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii)     Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Loan Parties under the Uniform Commercial Code (or applicable judicial docket) or PPSA, as applicable, as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code or PPSA, as applicable, should be made to evidence or perfect security interests in all assets of such Loan Party, indicating among other things that the assets of each such Loan Party are free and clear of any Lien (except for Permitted Liens).

(iv)     Insurance. The Administrative Agent shall have received evidence of all insurance, required pursuant to Section 7.04, evidence of payment of all insurance premiums for the current policy year of each (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all such policies for property hazard insurance and as additional insured on all policies for liability insurance, and if requested by the Administrative Agent, copies of such insurance policies.

(v)     As to Aircraft. The Administrative Agent shall have received an Aircraft Security Agreement, duly executed by each Loan Party that owns any aircraft, together with an aircraft title memorandum as to each aircraft evidencing that such aircraft is free and clear of all Liens other than Permitted Liens.

(d)     Real Property Collateral.

(i)     Title Insurance. The Administrative Agent shall have received a commitment or, in the case of real property collateral located in the United States or, as applicable or customary in the relevant province, Canada, a marked-up commitment for a policy of title insurance or an acceptable endorsement to an existing policy of title insurance, insuring the Secured Parties’ first priority Mortgages and showing no Liens prior to the Secured Parties’ Liens other than Permitted Liens, with title insurance companies acceptable to the Administrative Agent on the Property subject to a Mortgage with the final title insurance policy or endorsement being delivered within 30 days after the Closing Date. Further, the Borrowers agree to provide or obtain any customary statutory declaration or affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the Administrative Agent.

(ii)     Title Exceptions. The Administrative Agent shall have received copies of all recorded documents creating exceptions to the title policy or endorsement referred to in Section 5.01(d)(i).

(iii)     Matters Relating to Flood Hazard Properties. Evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from Lender (x) as to the fact that such Mortgaged Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (3) copies of certificates of insurance of the Loan Parties evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent on behalf of the Secured Parties, as first mortgagee/loss payee, and, if requested by the Administrative Agent, copies of such flood insurance policies and all endorsements thereto. Notwithstanding the foregoing, with respect to real property collateral located in Canada, such evidence shall be provided only to the extent applicable or customary in the relevant province, or as reasonably requested by the Administrative Agent.

(iv)     Surveys. A survey of the sites of the real property covered by the Mortgages, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which surveys in respect of property located in the United States shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005 with all items from Table A thereof completed, except for Nos. 1, 5, 12, 14 and 15.

(v)     Tax Issues. Evidence satisfactory to the Administrative Agent: (A) of the identity of all taxing authorities and any applicable utility districts (or similar authorities) having jurisdiction over each Mortgaged Property or any portion thereof; (B) that all taxes and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority; and (C) if applicable, that each Mortgaged Property is a separate tax lot or lots with separate assessment or assessments of the land and the improvements thereon, independent of any other land or improvements and that each Mortgaged Property is a separate legally subdivided parcel (delivery of relevant title insurance policy endorsements acceptable to the Administrative Agent shall be deemed to satisfy this clause (C)).

(vi)     Environmental Assessments. The Administrative Agent shall have received a Phase I environmental assessment and such other environmental report reasonably requested by the Administrative Agent, in each case addressed to Administrative Agent (or in respect of which a suitable reliance letter has been obtained) regarding each parcel of real property subject to a Mortgage by an environmental engineering firm acceptable to the Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws, either of which could reasonably be expected to have a Material Adverse Effect.

(vii)     Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders, including landlord agreements/waivers, engineering and structural reports and permanent certificates of occupancy (if available), each in form and substance satisfactory to the Administrative Agent.

(e)     Vessels.

(i)     Mortgage Trust Agreement. The Administrative Agent shall have received a duly authorized, executed and delivered Mortgage Trust Agreement, together with a trust receipt, as such term is defined therein, for a First Preferred Ship Mortgage and an Assignment of Insurances with respect to each Vessel that is an Eligible Vessel.

(ii)     First Preferred Ship Mortgages and Assignment of Insurances. The Administrative Agent shall have received a copy of a First Preferred Ship Mortgage, duly executed by each Loan Party that owns an Eligible Vessel, together with U.S. Coast Guard documentation, records and abstracts, including copies of a valid U.S. Coast Guard Certificate of Documentation with a valid fishery endorsement issued (or coastwise trade endorsements, as their use may require) with respect to each such Eligible Vessel, demonstrating that each such Eligible Vessel is duly documented with the U.S. Coast Guard and authorized for employment in the U.S. Fisheries Trade and/or the U.S. coastwise trade and that each such Eligible Vessel is free and clear of all Liens other than Permitted Liens and an Assignment of Insurances, duly executed by each Loan Party that owns an Eligible Vessel.

(iii)     Recording of First Preferred Ship Mortgages. The Administrative Agent shall have received evidence of recording of the First Preferred Ship Mortgages with the U.S. Coast Guard National Vessel Documentation Center.

(f)     Consents; Defaults.

(i)     Governmental and Third Party Approvals. The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby, including those required pursuant to 46 C.F.R. § 356.19(b)(6) and (c) and, to the extent required, 46 U.S.C. § 31322(f)(2), and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)     No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(g)     Financial Matters.

(i)     Financial Statements. The Administrative Agent shall have received the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of March 31, 2015 and related unaudited consolidated interim statements of income and retained earnings.

(ii)     The pro forma capital and ownership structure and the equity holding arrangements of the Company and its Subsidiaries (and all agreements relating thereto) will be reasonably satisfactory to the Administrative Agent. The Administrative Agent will be satisfied with the terms and amounts of any intercompany loans among the Loan Parties and the flow of funds in connection with the Closing Date.

(iii)     The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (A) copies of satisfactory audited consolidated financial statements for the Borrowers and their Subsidiaries for the three fiscal years most recently ended for which financial statements are available and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available and (B) projections prepared by management of balance sheets, income statements and cash flow statements of the Borrowers and their Subsidiaries for the term of the Senior Credit Facility, subject to the assumption that such projections have been prepared based on reasonable assumptions made at the time of preparation.

(iv)     Financial Condition/Solvency Certificate. Each Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of such Borrower, that after giving effect to this Agreement and the transactions contemplated hereby, such Borrower is Solvent and the Loan Parties, on an aggregate basis, are Solvent.

(v)     Payment at Closing. The Borrowers shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 4.03 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(h)     Miscellaneous.

(i)     Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.03(a) and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)     Notice of Final Agreement. Each Loan Party shall have executed a notice in compliance with the provisions of Section 26.02 of the Texas Business and Commerce Code (the “Notice of Final Agreement”).

(iii)     PATRIOT Act. At least five business days prior to the Closing Date, the Loan Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(iv)     Collateral Protection Insurance Notice. The Borrowers shall have provided to the Administrative Agent the collateral protection insurance notice required under Texas law.

(v)     HSBC Indebtedness. The Borrowers shall have provided to the Administrative Agent evidence that the HSBC Indebtedness (other than the HSBC Equipment Lease) has been or concurrently with the Closing Date is being repaid and all Liens securing obligations thereunder have been or concurrently with the Closing Date are being released; provided that the letters of credit listed on Schedule 5.01 issued by HSBC Bank Canada (as renewed, extended or otherwise amended but not increased, the “Continuing Letters of Credit”) shall continue after the payoff of such Indebtedness owing to HSBC Bank Canada and such Continuing Letters of Credit shall be secured either by, at Biorginal Omega’s option, (A) cash collateral pledged by Bioriginal Omega to HSBC Bank Canada, or (B) a Letter of Credit issued under this Agreement, in either case in the aggregate amount equal to 105% of the face amount of such Continuing Letters of Credit to be held by HSBC Bank Canada for so long as the Continuing Letters of Credit remain outstanding.

(vi)     Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.02     Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan (other than the automatic conversion of LIBOR Rate Loans to Base Rate Loans or CDOR Rate Loans to Canadian Prime Rate Loans pursuant to this Agreement) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)     Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date.

(b)     No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)     Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrowers in accordance with Section 2.03(a) or Section 4.02, as applicable.

(d)     In the case of an Extension of Credit to be denominated in Canadian Dollars or an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent would make it impracticable for such Extension of Credit to be denominated in Canadian Dollars or the relevant Alternative Currency.

(e)     Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

Section 5.03     Assets of Borrowers. The payment and performance of the Secured Obligations shall be secured by a first and superior Lien (except for Permitted Liens) against all of the assets of each Borrower (other than Excluded Property) pursuant to the terms of one or more Security Agreements, Mortgages, First Preferred Ship Mortgages, Assignments of Insurances, Aircraft Security Agreements, and other appropriate Collateral Documents. Upon the Administrative Agent’s request, Borrowers will, with respect to deposit accounts and investment property that is not Excluded Property held with a financial intermediary other than the Administrative Agent, cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent.

Section 5.04     Assets of Subsidiaries. The payment and performance of the Secured Obligations shall be secured by a first and superior Lien (subject only to Permitted Liens) against all of the assets (other than Excluded Property) of each Subsidiary other than Unrestricted Subsidiaries or Inactive Subsidiaries pursuant to the terms of one or more Security Agreements, Mortgages, First Preferred Ship Mortgages, Assignments of Insurances, Aircraft Security Agreements, and other appropriate Collateral Documents. Upon the Administrative Agent’s request, such Subsidiaries will, with respect to deposit accounts and investment property that is not Excluded Property held with a financial intermediary other than the Administrative Agent, cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent.

Section 5.05     Guaranty. The payment and performance of the Secured Obligations shall be unconditionally guaranteed by the Guarantors, pursuant to one or more Guaranty Agreements, which shall be satisfactory in form and substance to the Administrative Agent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Loan Parties, subject to Section 11.28, jointly and severally, hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.02, that:

Section 6.01     No Liens. Each Loan Party has good and defensible title to all of its assets, and none of such assets are subject to any Lien except for Permitted Liens.

Section 6.02     Financial Statements. The financial statements of each Borrower heretofore delivered to the Administrative Agent and any Lender have been prepared in accordance with GAAP and fairly present such Borrower’s financial condition as of the date or dates thereof, and there have been no material adverse changes in such Borrower’s financial condition or operation since the date or dates thereof.

Section 6.03     Good Standing. The Company is a corporation, duly organized, validly existing and in good standing under the laws of Nevada and has the power and authority to own its Property and to carry on its business in each jurisdiction in which it does business and in which the failure to be so qualified would (when considered alone or when aggregated with the effect of failure to qualify in all other jurisdictions) have a Material Adverse Effect. OPI is a corporation, duly organized, validly existing and in good standing under the laws of Virginia and has the power and authority to own its Property and to carry on its business in each jurisdiction in which it does business and in which the failure to be so qualified would (when considered alone or when aggregated with the effect of failure to qualify in all other jurisdictions) have a Material Adverse Effect. Bioriginal Omega is a corporation, duly organized, validly existing and in good standing under the laws of Saskatchewan and has the power and authority to own its Property and to carry on its business in each jurisdiction in which it does business and in which the failure to be so qualified would (when considered alone or when aggregated with the effect of failure to qualify in all other jurisdictions) have a Material Adverse Effect. Each of the Guarantors is a corporation, limited liability company or partnership, duly organized, validly existing and in good standing under the laws of its state of incorporation, formation or organization, as the case may be, and has the power and authority to own its Property and to carry on its business in each jurisdiction in which it does business and in which the failure to be so qualified would (when considered alone or when aggregated with the effect of failure to qualify in all other jurisdictions) have a Material Adverse Effect.

Section 6.04     Authority and Compliance. Each Loan Party has full power and authority to execute, deliver and perform the Loan Documents to which it is a party and to incur and perform the obligations provided for therein. No consent or approval of any Governmental Authority or other third party (including any approvals required by the provisions of 46 C.F.R. § 356.19(b)(6) and (c) and, to the extent applicable, 46 U.S.C. § 31322(f)(2)) is required as a condition to the validity or performance of any Loan Document other than those which have already been obtained and are in full force and effect and filings to perfect Liens created by the Loan Documents, and each Loan Party is in compliance in all material respects with all Governmental Requirements to which it is subject.

Section 6.05     Binding Agreements. This Agreement and the other Loan Documents executed by each Loan Party constitute valid and legally binding obligations of such Loan Party, enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general equitable principles).

Section 6.06     Litigation. Except as set forth on Schedule 6.06, there are no proceedings involving any Loan Party pending or, to the knowledge of any Loan Party, threatened before any court or Governmental Authority, agency or arbitration authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.07     No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of any Loan Party and no provision of any existing agreement, mortgage, indenture or contract binding on any Loan Party or affecting any Property of any Loan Party, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

Section 6.08     Taxes. All federal, state, provincial and other material taxes and assessments due and payable by each Loan Party have been paid or are being Contested in Good Faith. Each Loan Party has filed all federal, state, provincial and other material tax returns which it is required to file.

Section 6.09     No Default. No Event of Default exists and no Default has occurred and is continuing.

Section 6.10     Adverse Circumstances. Neither the business nor any Property of any Loan Party is presently affected by any fire, explosion, accident, strike, lockout, or other dispute, embargo, act of God, act of public enemy, or similar event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.11     Accuracy of Information. To the best of each Loan Party’s knowledge, all factual information furnished to the Administrative Agent and any Lender in connection with this Agreement and the other Loan Documents (other than projections and other forward looking statements) is and will be accurate and complete on the date as of which such information is delivered to the Administrative Agent and any Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading. Projections and other forward looking information provided to the Administrative Agent and any Lender were prepared or made by Borrowers in good faith and based upon good faith estimates and assumptions believed reasonable by management of Borrowers at the time made, but the parties acknowledge that such information is not a representation as to future results.

Section 6.12     ERISA. As of the date hereof, to the extent any (aggregate or alone) of the following could reasonably be expected to have a Material Adverse Effect, (i) each Loan Party is in compliance in all material respects with all applicable provisions of ERISA; (ii) neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan; (iii) no notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated; (iv) no Loan Party nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan; and (v) each Loan Party and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their ERISA Plans.

Section 6.13     Environmental. The conduct of each Loan Party’s business operations and the condition of each Loan Party’s Property does not and will not violate any federal laws, rules or ordinances for environmental protection, or regulations of the Environmental Protection Agency, or any applicable local or state law, rule, regulation or rule of common law (including, in the case of any Canadian Bioriginal Party that is a Loan Party, any laws, rules or ordinances, or law, rule, regulation or rule of common law, of any Governmental Authority having jurisdiction over such Bioriginal Party), or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials if, as a result thereof, a Material Adverse Effect could reasonably be expected to result therefrom.

Section 6.14     Subsidiaries. No Borrower has any Subsidiaries except those listed on Schedule 6.14.

Section 6.15     Anti-Corruption Laws and Sanctions. None of (a) the Borrowers, any Subsidiary or any of their respective directors, officers, employees or affiliates, or (b) to the knowledge of each Borrower, any agent or representative of such Borrower or any respective Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person or currently the subject or target of any Sanctions.

Section 6.16     Vessels. On the date hereof, no Loan Party owns any Vessels other than the Vessels set forth on Schedule 6.16. Schedule 6.16 identifies each Vessel owned on the date hereof that secures NMFFP Financing permitted by Section 8.04(b). Each Loan Party that owns a Vessel is a U.S. Citizen and each Vessel is owned by a U.S. Citizen. Each Vessel is in compliance with all Governmental Requirements applicable to Vessels documented under U.S. flag and engaged in the U.S. Fisheries Trade, duly documented in the name of the applicable Loan Party under the laws and flag of the United States with a valid fishery endorsement, or coastwise trade endorsement, as its use may require, on its U.S. Coast Guard Certificate of Documentation, and duly qualified for the U.S. Fisheries Trade and/or the U.S. coastwise trade, except where failure to so comply could not reasonably be expected to result in a Material Adverse Effect or could result in loss or forfeiture of its fishery endorsement or disqualify it from operating in the U.S. Fisheries Trade, if it has a fishery endorsement to the Certificate of Documentation.

Section 6.17     Real Property. Set forth on Schedule 6.17 is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date (including an indication of any owned real property pledged to secure NMFFP Financings).

Section 6.18     Aircraft. Set forth on Schedule 6.18 is a list of all aircraft (including serial number, year and N-number) owned by the Loan Parties as of the Closing Date. Each of the Loan Parties that owns any aircraft are “citizens of the United States” as such term in defined in § 40102(a)(15) of the Federal Aviation Act.

Section 6.19     Perfection of Security Interests in Collateral. Each Collateral Document, including the First Preferred Ship Mortgages and Assignment of Insurances, creates in favor of the Administrative Agent or the Mortgage Trust on behalf of the Secured Parties a Lien that has attached in the Collateral secured thereby. Upon the (a) filing of the UCC-1 or PPSA financing statements and comparable other documents in each appropriate jurisdiction, (b) recording of the notices of grants of security interests referred to in the Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (c) recording of any Mortgages, (d) filing of any Aircraft Security Agreements, (e) filing with the U.S. Coast Guard National Vessel Documentation Center of a First Preferred Ship Mortgage with respect to each U.S. flagged Eligible Vessel, and (f) taking possession of any Collateral with respect to which the Administrative Agent’s interest may only be perfected by possession, such Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Within 15 Business Days following the Closing Date, the Administrative Agent shall cause the Mortgage Trustee to release of record each Excluded Vessel and each Ineligible Vessel which is subject to any First Preferred Ship Mortgage as of the Closing Date.

Upon written request by the Borrowers, the Administrative Agent will release its Liens on the Reedville Evaporator Unit and upon such release OPI may grant a security interest in the Reedville Evaporator Unit to secure the NMFFP Financing as NMFFP Collateral; in connection with such release, the Borrowers shall provide the Administrative Agent with a more detailed description of the Reedville Evaporator Unit. Contemporaneously with the release of the Reedville Evaporator Unit, OPI shall grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority Lien (except for Permitted Liens) upon the Vessel Rappahannock, Official No. 650997, and the Borrowers shall execute such supplements to fleet mortgage, supplements to assignment of insurances, and other documents as required by Administrative Agent, in form and substance satisfactory to the Administrative Agent in its sole discretion.

Section 6.20     Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any future Loan and in all instances shall be true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such future Loan, such representations and warranties shall continue to be true and correct as of such specified earlier date.

Section 6.21     Intellectual Property Matters. Each Loan Party owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Loan Party is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

Section 6.22     Solvency. The Loan Parties, on a consolidated basis, are Solvent.

Section 6.23     Canadian Pension Plans.

(a)     No Loan Party has established, maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Canadian Pension Plan other than (i) on the Closing Date, those listed on Schedule 6.23 and (ii) thereafter, Canadian Pension Plans not otherwise prohibited by this Agreement.

(b)     All obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion save for any failure to do so which would not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement which would reasonably be expected to have a Material Adverse Effect.

(c)     All contributions or premiums required to be made by any Loan Party to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and Applicable Law save for any failure to do so which would not reasonably be expected to have a Material Adverse Effect.

(d)     All employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by each Loan Party and fully paid into the Canadian Pension Plans in a timely fashion save for any failure to do so which would not reasonably be expected to have a Material Adverse Effect.

(e)     All reports and disclosures relating to the Canadian Pension Plans required by any Applicable Law have been filed or distributed in a timely fashion save for any failure to do so which would not reasonably be expected to have a Material Adverse Effect.

(f)     There have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans which would reasonably be expected to have a Material Adverse Effect.

(g)     No amount is owing by any of the Canadian Pension Plans under the ITA, any taxation statute or otherwise which would reasonably be expected to have a Material Adverse Effect.

(h)     There are no pending or, to the knowledge of any Loan Party, after due inquiry, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Canadian Pension Plan which would reasonably be expected to have a Material Adverse Effect. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, claim, action or lawsuit.

(i)     Each Canadian Pension Plan is in compliance with the applicable provisions of the ITA and other Applicable Law save for non-compliance which would not reasonably be expected to have a Material Adverse Effect.

(j)     No Canadian Pension Plan contains a “defined benefit provision” as such term is defined in the ITA.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Borrower will, and each other Loan Party (except in the case of the covenants set forth in Sections 7.01, 7.15, 7.16, and 7.17) will, subject to Section 11.28:

Section 7.01     Financial Statements and Other Information. Deliver or cause to be delivered to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)     Annual Financial Statements. Within 120 days of a Borrower’s fiscal year end, such Borrower’s annual financial statements (including a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules). These financial statements must be audited (with an unqualified opinion) by an independent certified public accountant acceptable to the Administrative Agent. The financial statements shall be prepared on a consolidated basis and in reasonable detail.

(b)     Quarterly Financial Statements. Within 45 days of the period’s end (excluding the last period in each fiscal year), such Borrower’s quarterly financial statements (including a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules), certified and dated by an authorized financial officer of such Borrower. These financial statements may be Borrower prepared. The financial statements shall be prepared on a consolidated basis and in reasonable detail.

(c)     SEC Filings. Copies of such Borrower’s Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report promptly after the date of filing with the SEC.

(d)     Officer’s Compliance Certificate. Within the period(s) provided in Section 7.01(a) and (b) above, an Officer’s Compliance Certificate of Borrowers in the form of Exhibit F attached hereto (an “Officer’s Compliance Certificate”) signed by authorized financial officers of Borrowers setting forth (i) the information and computations (in sufficient detail) to establish whether or not Borrowers are in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrowers are taking and proposes to take with respect thereto.

(e)     Update of Schedules. Within the period(s) provided in Section 7.01(a) above, a report signed by a Responsible Officer of the Company that supplements Schedules 6.06, 6.14, 6.16, 6.17 and 6.18, such that, as supplemented, such Schedules would be accurate and complete as of such date.

(f)     Vessels. (i) Within the period(s) provided in Section 7.01(a) above, a report detailing the flag (if other than the United States) and, with respect to each Vessel which has been relocated to any area other than the Atlantic seaboard or the Gulf Coast, the then current location of each of the Vessels; and (ii) within five days after receipt of notice or knowledge by any Loan Party, notice of (A) any arrest of any Vessel or the exercise or purported exercise of any Lien on any Vessel, (B) any intended deactivation or lay-up of any Vessel, or (C) any loss of any material certification, including any fishery endorsement, with respect to any Vessel, excluding for purposes of this clause, notices pertaining to the Ineligible Vessels and Excluded Vessels.

(g)     Projections. Within 30 days of each fiscal year end of such Borrower, such Borrower’s annual projections, specifying the assumptions used in creating the projections.

(h)     “Know Your Customer”. Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act) as from time to time reasonably requested by the Administrative Agent to any Lender.

(i)     Additional Information. Such additional information, reports and statements with respect to the business operations and financial condition of such Borrower as the Administrative Agent or any Lender may reasonably request from time to time.

Section 7.02     Adverse Conditions or Events. Promptly advise the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) in writing of (a) any condition, event or act which comes to its attention that would or could reasonably be expected to materially adversely affect any Loan Party’s financial condition or operations, the Collateral from time to time securing the Secured Obligations, or Lender’s rights under the Loan Documents; (b) any litigation filed by or against any Loan Party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (c) the occurrence of any Event of Default, or of any Default, or the failure of any Loan Party to observe any of its undertakings hereunder or under any of the other Loan Documents; (d) any uninsured or partially uninsured loss through fire, theft, liability or Property damage in excess of an aggregate of $5,000,000.00; and (e) any other event which has or could reasonably be expected to have a Material Adverse Effect.

Section 7.03     Taxes and Other Obligations. Pay all of such Loan Party’s taxes, assessments and other obligations, including taxes and assessments and lawful claims which, if unpaid, might by law become a Lien against the assets of such Loan Party, as the same become due and payable, except to the extent the same are being Contested in Good Faith.

Section 7.04     Insurance. Keep its properties of an insurable nature (including all Vessels, aircraft, and all real property) insured at all times against such risks and to the extent that like properties are customarily insured by other companies engaged in the same or similar businesses similarly situated, maintain insurance of the types (including worker’s compensation insurance, liability insurance and casualty insurance) and in the coverage amounts and with reasonable deductibles as are usual and customary, with financially sound and reputable insurance companies not Affiliates of the Loan Parties. Such Loan Party shall promptly give the Mortgage Trustee (if applicable) and the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary procedure) notice of any cancellation, alteration or amendment of an insurance policy received by it from an insurer or from the operator. If requested by the Administrative Agent, such insurance policies shall (a) provide that the Administrative Agent shall receive prompt notice of any claims filed thereunder; (b) include a standard mortgagee clause in favor of the Administrative Agent on behalf of the Secured Parties with loss payable for all claims of $5,000,000.00 or more to the Administrative Agent on behalf of the Secured Parties; and (c) provide that no adverse alteration or cancellation thereof shall be effective as against the Administrative Agent on behalf of the Secured Parties until 30 days after written notice of such alteration or cancellation is given to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary procedure). Each Loan Party shall deliver to the Administrative Agent certificates of insurance coverage on the Closing Date and thereafter as and when requested by the Administrative Agent, and, if requested by the Administrative Agent, copies of such insurance policies and all endorsements thereto.

Section 7.05     Compliance with Governmental Requirements. (a) Comply in all material respects with all applicable Governmental Requirements (including the Jones Act and all laws applicable to the U.S. Fisheries Trade) and provide evidence thereof to the Administrative Agent if requested by the Administrative Agent, and (b) comply with and satisfy all legal requirements of each Vessel’s home port, now or hereafter from time to time in effect, in order that such Vessel shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Vessel for participation in trades and services to which it may be dedicated from time to time and not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited.

Section 7.06     Environmental. Except where failure to do so would not reasonably be expected to cause a Material Adverse Effect, each Loan Party will comply in all material respects with all environmental, health, and safety laws and regulations applicable to it. The Loan Parties shall immediately notify the Administrative Agent of any material remedial action taken by any Loan Party under environmental laws with respect to such Loan Party’s business operations. Except where failure to do so would not reasonably be expected to cause a Material Adverse Effect, the Loan Parties will not use or permit any other party to use any Hazardous Materials at any of their places of business or at any other Property owned by the Loan Parties except such materials as are incidental to the Loan Parties’ normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent reasonably believes has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.13 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of said occurrence or discovery in reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent. If the Loan Parties fail to deliver such an environmental report within 75 days after receipt of such written request, then the Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to such real properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents. The Loan Parties shall provide the Administrative Agent, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by their business operations within ten days of the request therefor.

Section 7.07     Compliance with Material Agreements. Comply in all respects with all existing and future agreements, indentures, mortgages, or documents which are binding upon it or affect any of its properties or business, a breach of which (when considered alone or when aggregated with the effect of other breaches) could reasonably be expected to have a Material Adverse Effect.

Section 7.08     Maintenance of Records. Keep at all times consolidated books and records of account in accordance with GAAP in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of such Loan Party, and such Loan Party will provide adequate protection against loss or damage to such consolidated books of record and account.

Section 7.09     Inspection of Books and Records. Allow any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with any of its officers, directors, employees and agents, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request, upon reasonable advance notice to the Company; provided that, unless an Event of Default is continuing, the Borrowers shall only be required to reimburse the Administrative Agent for costs and expenses in connection with one such inspection per calendar year.

Section 7.10     Existence and Qualification. Preserve and maintain its existence and good standing in each jurisdiction in which qualification is required and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 7.11     Vessel Covenants. Maintain a valid U.S. Coast Guard Certificate of Documentation with a valid fishery endorsement (or coastwise trade endorsement, as its use may require) and a current U.S. Coast Guard Certificate of Inspection for each Vessel identified on Schedule 6.16 as a U.S. flagged Vessel, (b) comply with all material (i) U.S. Coast Guard requirements and NMFFP requirements, (ii) manning requirements of each Vessel and (iii) requirements of the protection and indemnity and hull underwriters as is necessary to ensure full insurance coverage of each Vessel, and (c) promptly, satisfy all maritime Liens, other than Liens created pursuant to the First Preferred Ship Mortgages and any other Permitted Liens.

Section 7.12     Citizenship. Each Loan Party that owns a Vessel shall qualify at all times as a U.S. Citizen and shall cause such Vessel to be in compliance with all laws applicable to the Vessels documented under U.S. flag and engaged in the U.S. Fisheries Trade, duly documented in the name of the relevant Loan Party under the laws and flag of the United States with a valid fishery endorsement (or coastwise trade endorsement, as its use may require) on its U.S. Coast Guard Certificate of Documentation, and duly qualified for the U.S. Fisheries Trade and/or the U.S. coastwise trade.

Section 7.13     Additional Collateral.

(a)     Collateral Other Than Vessels. (i) Cause all of the owned and leased real and personal property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent on behalf of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent or the Required Lender (through the Administrative Agent) may reasonably request in connection with the foregoing, including appropriate UCC-1 or PPSA financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, Officer’s Certificates, Partner’s Certificates, and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s (on behalf of the Secured Parties) Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent or the Required Lenders, as applicable.

(b)     Vessels. Upon the acquisition by a Loan Party of an Eligible Vessel, upon an Excluded Vessel ceasing to be an Excluded Vessel, or upon an Ineligible Vessel ceasing to be an Ineligible Vessel, unless such Vessel is, or is to be, subject to a Lien securing indebtedness permitted under Section 8.04(c), such Loan Party shall execute and deliver to the Mortgage Trustee, for the benefit of the Administrative Agent and the Secured Parties, (i) a First Preferred Ship Mortgage granting the Mortgage Trust, for the benefit of the Administrative Agent and the Secured Parties, a Lien in such Vessel to secure the Obligations, (ii) an Assignment of Insurances granting the Mortgage Trust, for the benefit of the Administrative Agent and the Secured Parties, a Lien in the insurances in respect of such Vessel, together with the proceeds thereof, to secure the Secured Obligations, and (iii) such evidence of corporate authority to enter into such First Preferred Ship Mortgage and Assignment of Insurances as the Administrative Agent or the Mortgage Trustee may reasonably request.

(c)     Additional Reedville Properties. Upon completion of construction of a building to house meal-bagging operations or similar improvements to an existing building on any real property constituting Additional Reedville Properties or any adjacent real property to the Additional Reedville Properties, the Additional Reedville Properties shall cease to be Excluded Property, and the Borrowers shall cause such Properties to be subject at all times to a first priority, perfected and title insured Lien in favor of the Administrative Agent on behalf of the Secured Parties to secure the Secured Obligations, subject in any case to Permitted Liens, and shall deliver such documentation set forth in Section 5.01, including Section 5.01(d), reasonably required by the Administrative Agent.

(d)     Released Louisiana and Mississippi Properties. Upon request of the Administrative Agent, the Released Louisiana and Mississippi Properties shall cease to be Excluded Property, and the Borrowers shall cause such Properties to be subject at all times to a first priority, perfected and title insured Lien in favor of the Administrative Agent on behalf of the Secured Parties to secure the Secured Obligations, subject in any case to Permitted Liens, and shall deliver such documentation set forth in Section 5.01, including Section 5.01(d), reasonably required by the Administrative Agent.

Section 7.14     Further Assurances. Make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other actions as the Administrative Agent or the Required Lenders (through the Administrative Agent) may from time to time deem necessary or appropriate in connection with this Agreement or any of the other Loan Documents (a) to cure any defects in the creation of the Loan Documents, or (b) to evidence further or more fully describe, perfect or realize on the Collateral intended as security, or (c) to correct any omissions in the Loan Documents, or (d) to state more fully the security for the Secured Obligations, or (e) to perfect, protect or preserve any Liens pursuant to any of the Loan Documents, or (f) for better assuring and confirming unto the Administrative Agent on behalf of the Secured Parties all or any part of the security for any of the Secured Obligations.

Section 7.15     Minimum Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following: (a) $170,000,000.00, plus (b) 50% of net income (if positive, with no deduction for losses) earned in each quarterly accounting period commencing after December 31, 2014, plus (c) 75% of the net proceeds from any Equity Interests issued after the date of this Agreement, plus (d) 100% of any increase in stockholders’ equity resulting from the conversion of debt securities to Equity Interests after the date of this Agreement. Tangible Net Worth for purposes of this calculation shall exclude “Other Comprehensive Income/Loss” as set forth in the Borrowers’ applicable financial statements. This covenant will be tested at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2015.

Section 7.16     Consolidated Total Leverage Ratio. Maintain on a consolidated basis a Consolidated Total Leverage Ratio of no greater than 3.00 to 1.00. This ratio will be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2015.

Section 7.17     Consolidated Fixed Charge Coverage Ratio. Maintain on a consolidated basis a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00. This ratio will be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2015.

Section 7.18     Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Unrestricted Subsidiary) by any Loan Party and/or upon any existing Unrestricted Subsidiary or Inactive Subsidiary ceasing to be designated as such as provided in the respective definitions of such terms in Section 1.01, then, subject to the defined term “Guarantor” and to the extent such Subsidiary’s assets are not Excluded Property, Borrowers shall, at Borrowers’ expense, within 30 days after such formation, acquisition or conversion from an Unrestricted Subsidiary or Inactive Subsidiary status subject to the provisions of the defined term “Unrestricted Subsidiary”:

(a)     cause such Subsidiary to execute and deliver to the Administrative Agent a joinder agreement substantially in the form of Exhibit I (a “Joinder Agreement”);

(b)     furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent, together with the documentation, evidence, consents and other items called for by Section 5.01;

(c)     cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to become a Guarantor and to grant a Lien against all of its assets (other than Excluded Property) by executing and delivering to the Administrative Agent on behalf of the Secured Parties such Collateral Documents, as specified by and in form and substance satisfactory to the Administrative Agent, as the Administrative Agent shall deem appropriate for such purpose;

(d)     cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent on behalf of the Secured Parties valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 7.18, enforceable against all third parties in accordance with their terms;

(e)     if requested by the Administrative Agent, execute and deliver to the Administrative Agent on behalf of the Secured Parties a Security Agreement and all certificates (or other evidence acceptable to Lender) evidencing the issued and outstanding Equity Interests of any such Subsidiary which shall be endorsed or accompanied by stock powers executed in blank, as applicable; and

(f)     upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (a), (c), (d) and (e) above, and as to such other matters as the Administrative Agent may reasonably request.

Section 7.19     Use of Proceeds. Use the proceeds of any Extension of Credit solely for the following purposes: (a) to finance Permitted Acquisitions; (b) for working capital, capital expenditures and general corporate purposes of the Borrowers and their Subsidiaries, including the payment of certain fees and expenses incurred in connection with this Agreement; and (c) for the full or partial repayment of the HSBC Indebtedness.

The Borrowers will not request any Extension of Credit, and the Borrowers shall not use, and shall ensure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.20     Compliance with Anti-Corruption Laws and Sanctions. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures (United States) Order, 1992, by Bioriginal Omega or any Subsidiary located in Canada.

Section 7.21     Canadian Pension Plans. Each Loan Party shall (a) administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the ITA and applicable federal or provincial pension benefits legislation if the failure to do so would reasonably be expected to have a Material Adverse Effect, (b) not accept payment of any amount from any of the Canadian Pension Plans if doing so would reasonably be expected to have a Material Adverse Effect, (c) not terminate, or cause to be terminated, any of the Canadian Pension Plans if doing so would reasonably be expected to have a Material Adverse Effect, (d) promptly provide the Administrative Agent with any documentation relating to any of the Canadian Pension Plans as the Administrative Agent may reasonably request, and (e) notify the Administrative Agent within 30 days of (i) any increase in the liabilities of any of the Canadian Pension Plans in excess of $2,000,000.00, (ii) the establishment of a new Canadian Pension Plan, or (iii) commencing payment of contributions to any Canadian Pension Plan to which any Loan Party had not previously been contributing.

ARTICLE VIII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Loan Parties will not, subject to Section 11.28:

Section 8.01     Negative Pledge. Grant, suffer or permit any Lien on its assets, except for Permitted Liens.

Section 8.02     Merger, Etc. Enter into any merger, amalgamation or consolidation, except that any Borrower may merge, amalgamate into or consolidate with any of its Subsidiaries so long as such Borrower or (in the case of amalgamation) its successor is the survivor and any Subsidiary may merge or amalgamate with any other Subsidiary; provided that when any wholly-owned Subsidiary is merging or amalgamating with another Subsidiary, the wholly-owned Subsidiary or (in the case of an amalgamation) its successor shall be the continuing or surviving Person.

Section 8.03     Extensions of Credit. Make any loan or advance to any Person without consent of the Required Lenders, except (a) loans and intercompany adjustments among Borrowers and their Subsidiaries occurring in the ordinary course of business; (b) advances made to employees of such Loan Party for the payment by them of items for which an expense report or voucher will be filed and which items will constitute ordinary and necessary business expenses of such Loan Party; (c) loans and advances to suppliers of raw materials or other inventory to any Loan Party up to a maximum amount of $3,000,000.00 outstanding at any time for all such loans and advances to all such suppliers; any loan or advance permitted by this Section may be prepaid; and (d) extensions of credit to suppliers in order to engage in the current lines of business of the Bioriginal Parties not to exceed an aggregate amount of $5,000,000.00 outstanding at any time.

Section 8.04     Borrowings. Create, incur, assume or become liable in any manner for any Indebtedness other than to Lenders, except for (a) normal trade debts incurred in the ordinary course of such Loan Party’s business; (b) any Indebtedness in respect of NMFFP Financing outstanding on the Closing Date and described on Schedule 8.04 attached hereto; (c) Indebtedness in respect of NMFFP Financing and/or other financing incurred after the Closing Date that is secured by assets not securing the Secured Obligations, in an aggregate principal amount not to exceed $35,000,000.00 (for all Loan Parties collectively); (d) purchase money Indebtedness (including Capital Leases) incurred by a Loan Party to finance the purchase of fixed assets in an aggregate outstanding amount not to exceed $10,000,000.00 (for all Loan Parties collectively); (e) take or pay arrangements entered into in the ordinary course of business; (f) obligations under the earn-out agreement incurred under the prior Acquisition by Borrowers of InCon Processing, L.L.C., obligations under the earn-out agreement incurred under the Bioriginal Acquisition, and obligations under other non-competition, earn-out or similar agreements incurred under or pursuant to Permitted Acquisitions; (g) leases of personal property which are not Capital Leases under GAAP as in effect at the date hereof; (h) net liabilities under Hedge Agreements permitted under Section 8.14; (i) other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000.00 at any one time outstanding (for all Loan Parties collectively); (j) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000.00 (for all Loan Parties collectively); (k) Indebtedness permitted under Section 8.03; (l) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with a Permitted Acquisition; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) no Loan Party other than the Person who became a Subsidiary or their Subsidiary shall have any liability or other obligation with respect to such Indebtedness, and (iii) such Indebtedness does not result in any Lien other than Permitted Liens; (m) the Bioriginal Indebtedness; and (n) Indebtedness in respect of the Canadian Overdraft Facility, in an aggregate amount not to exceed C$7,000,000.00.

Section 8.05     Dividends and Distributions. (a) Declare or pay any dividends or distributions; or (b) purchase, redeem, buy-back, retire or otherwise acquire for value any of its Equity Interests now or hereafter outstanding; or (c) make any distribution of assets to the holders of its Equity Interests, whether in cash, assets, or in obligations of such Loan Party; or (d) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any of its Equity Interests; or (e) make any other distribution by reduction of capital or otherwise in respect of any of its Equity Interests; provided that, so long as (i) no Event of Default exists or would result therefrom and (ii) both before and after giving effect thereto, the Borrowers shall be in pro forma compliance with the financial covenant set forth in Section 7.17, (A) each Subsidiary may declare and pay dividends or distributions to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made, (B) Borrowers may purchase, redeem, buy-back or retire or otherwise acquire for value any of their respective Equity Interests now or hereafter outstanding, and (C) the Company and each Subsidiary may declare and pay dividends or distributions whether payable in cash or in common Equity Interests of such Person.

Section 8.06     Dispositions. Make any Disposition except (a) Permitted Dispositions, (b) Permitted Bioriginal Dispositions and (c) other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or cash equivalents paid contemporaneously with the consummation of the transaction and shall be in an amount not less than the fair market value of the Property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority Equity Interest in a Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties in all such transactions in any fiscal year of the Company shall not exceed the greater of $15,000,000.00 and 5% of the consolidated total assets of the Company.

Section 8.07     Capital Expenditures. Spend or incur obligations (including the total amount of any Capital Leases) to acquire fixed assets for more than the aggregate of: (a) the greater of $40,000,000.00 or 15% of sales (for all Loan Parties collectively), in any single fiscal year (it being understood that, so long as no Default has occurred and is continuing or would result from such expenditure, up to 50% of such amount, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year); and (b) an amount not to exceed $3,000,000.00 for the expansion of the Reedsburg, WI Facility; provided that, (i) in respect of capital expenditures for the expansion of the Reedsburg, WI Facility described in clause (b), the Administrative Agent on behalf of the Secured Parties shall receive a first priority Lien (except for Permitted Liens) on the fixed assets so acquired, and (ii) any amount expended or incurred for expansion of the Reedsburg, WI Facility in excess of the $3,000,000.00 permitted pursuant to clause (b) shall be subject to the restrictions of clause (a).

Section 8.08     Revolving Credit Exposure not to Exceed Commitment. Permit at any time the Revolving Credit Exposure to exceed the Revolving Credit Commitments, except as a result of foreign exchange fluctuations and subject to compliance with Section 2.04(b).

Section 8.09     Investments. Make any investments, except investments consisting of (a) temporary investments in securities of the United States or Canada having maturities not in excess of one year; (b) any certificate of deposit, time deposit or bankers acceptances maturing not more than one year after its date of issuance, that is issued by (i) any bank organized under the laws of the United States (or any state thereof) or Canada, and that has (A) a short-term credit rating of at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc., or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Corporation, or at least “R-1” (or the then equivalent grade) by DBRS Limited, and (B) a combined capital and surplus greater than $500,000,000.00 (or equivalent in Canadian Dollars), or (ii) any Lender; (c) readily marketable commercial paper rated at least “A-1” by Standard & Poor’s Corporation (or similar rating by any similar organization which rates commercial paper); (d) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state or province of Canada or any potential subdivision of any such province given on the date of such investment a credit rating of at least AA by Standard & Poor’s Corporation or AA by DBRS Limited due within one year from the acquisition thereof; (e) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the laws of the United States (or any state thereof) or Canada and having combined capital, surplus and undivided profits of not less than $500,000,000.00 (or equivalent in Canadian Dollars) (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation or DBRS Limited; (f) Eurodollar time accounts or Eurodollar certificates of deposit and bankers acceptances of any bank or trust company organized under the laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of not less than $500,000,000.00 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation; (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this Section 8.09; (h) Hedge Agreements permitted by Section 8.14, to the extent the same constitute assets of such Loan Party; (i) Permitted Acquisitions; (j) Cash Management Agreements permitted under this Agreement; (k) the Acquisition Note; (l) investments in joint ventures with suppliers to engage in the current lines of business of the Bioriginal Parties not to exceed an aggregate amount of $5,000,000.00 outstanding at any time; (m) investments by the Loan Parties in their respective Subsidiaries outstanding on the Closing Date; (n) additional investments made after the Closing Date by any Loan Party into another Loan Party; (o) additional investments made after the Closing Date by any Subsidiary that is not a Loan Party into a Subsidiary that is not a Loan Party; (p) additional investments made after the Closing Date by any Loan Party in Unrestricted Subsidiaries not to exceed an aggregate amount of $5,000,000.00 outstanding at any time; (q) guaranties of indebtedness permitted under Section 8.04 (provided that the Bioriginal Indebtedness permitted under Section 8.04(m) may only be guaranteed by Bioriginal Omega and the other Canadian Loan Parties); (r) investments in the form of cash collateral provided to HSBC Bank to secure the Continuing Letters of Credit pursuant to, and in accordance with, Section 5.01(h)(v)); and (s) other investments of a nature not contemplated in the foregoing clauses of this Section in an amount not to exceed in the aggregate (for the Loan Parties collectively) the greater of $5,000,000.00 and 2% of the Tangible Net Worth of the Borrowers and their Subsidiaries at any one time outstanding.

Section 8.10     Change of Control of Borrowers. Permit a Change of Control.

Section 8.11     Change in Nature of Business. Conduct any business other than, or make any material change in the nature of, its business as carried on as of the date hereof.

Section 8.12     No Negative Pledge. Enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits such Loan Party from creating or incurring any Lien on any of its assets, other than (a) any agreements governing indebtedness permitted to be incurred pursuant to clauses (b), (c), (d) and (g) of Section 8.04 (but only to the extent of the assets purchased or leased with the financing provided by such agreements and any insurance thereon and proceeds of any thereof), and (b) customary non-assignment provisions in leases, joint venture agreement, and other contracts entered into in the ordinary course of business.

Section 8.13     Arm’s Length Transactions. Enter into a transaction with any Affiliate, except (a) a transaction upon terms that are not less favorable to it than would be obtained in a transaction negotiated at arm’s length with an unrelated third party, or (b) a transaction with another Loan Party.

Section 8.14     Hedge Agreements. Enter into any Hedge Agreement other than those (a) that are existing as of the date of the Agreement and set forth on Schedule 8.14, and (b) Hedge Agreements (including, without limitation, Bioriginal Europe Intercompany Hedge Agreements) that are entered into in the ordinary course of business to mitigate risks and not entered into for speculative purposes.

Section 8.15     Subsidiaries. Form or acquire any Subsidiaries without complying with the provisions of Section 7.18.

Section 8.16     Maritime Industry Standards. Without limiting any of the terms of any First Preferred Ship Mortgage: (a) permit any Vessel to be used for any illegal purpose or to commence or continue a voyage in unseaworthy condition; (b) change the flag, class, ownership, management or control of any Vessel; (c) cause or allow any Vessel to be operated in any area not covered by the insurance policies required under this Agreement or the other Loan Documents or in any country for which exports or transactions are subject to specific restrictions under United States export laws; (d) cause or allow any Vessel to be chartered to any Person without the prior written consent of the Administrative Agent; (e) cause or allow any change in the physical characteristics of any Vessel that would, in the reasonable judgment of the Administrative Agent, materially interfere with the suitability of such Vessel for normal offshore fisheries operations without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld); (f) charter any Vessel to, or permit the Vessel to serve under any contract with, a Person included within the definition of “national” of a “designated foreign country,” or “specially designated national” of a “designated foreign country,” in the Foreign Assets Control Regulations, or engage in any transaction that violates any provision of the Iranian Transactions Regulations, 31 C.F.R. Part 560, as amended, the Foreign Funds Control Regulations, 31 C.F.R. Part 520, as amended, the Transaction Control Regulations, 31 C.F.R. Part 505, as amended, the Haitian Transaction Regulations, 31 C.F.R. Part 580, as amended, the Foreign Assets Control Regulations, 31 C.F.R. 500, as amended, or Executive Orders 12810 and 12831 if such transaction or violation would (i) expose the Administrative Agent, any Lender or any Related Party to any penalty, sanction or investigation or (ii) jeopardize the Lien created by the First Preferred Ship Mortgages or (iii) might reasonably be expected to have a material adverse effect on the Loan Parties or the operation of the Vessels; (g) abandon any Vessel in a port outside the United States; (h) engage in any unlawful trade or violate any law or carry any cargo that shall expose any Vessel to forfeiture or capture; or (i) operate any Vessel in any jurisdiction or in any manner which could cause the Lien created by the applicable First Preferred Ship Mortgage to be rendered unenforceable or the Administrative Agent’s foreclosure or enforcement rights to be materially impaired or hindered.

Section 8.17     Sanctions and Anti-Corruption. Use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, knowingly (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; or (b) subject to Section 7.20, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that, to the Borrowers’ knowledge, will result in a violation by any Lender, Arranger, Administrative Agent, L/C Issuer or Swingline Lender of Anti-Corruption Laws or applicable Sanctions.

Section 8.18     Canadian Pension Plans. No Loan Party shall establish, sponsor, maintain or contribute to or be in any way liable with respect to any Canadian Pension Plan that has a “defined benefit provision” (as such term is defined in the ITA), provided that if any Loan Party intends to acquire a Canadian company with a Canadian Pension Plan that has a “defined benefit provision” (as defined in the ITA) already in place, such Loan Party will negotiate, in good faith, amendments to this Agreement mutually acceptable to the Borrowers and the Administrative Agent to address such change.

ARTICLE IX

DEFAULT AND REMEDIES

Section 9.01     Events of Default. Each of the following shall constitute an Event of Default:

(a)     Nonpayment. (a) Any Borrower shall default in the due and punctual payment of any principal or interest of the Loans or any Reimbursement Obligation when due and payable, whether at maturity, by reason of acceleration or otherwise, or (b) any Loan Party shall default in the due and punctual payment of any other Obligation when due and payable, whether at maturity, by reason of acceleration or otherwise.

(b)     Representations and Warranties. Any representation, warranty or statement made by any Loan Party herein or otherwise in writing in connection herewith or in connection with any of the other Loan Documents and the agreements referred to herein or therein or in any financial statement, certificate or statement signed by any officer or employee of any Loan Party and furnished pursuant to any provision of the Loan Documents shall be materially false, incorrect or incomplete when made.

(c)     Default in Covenants Under Agreement. (i) Any Loan Party shall default in the due performance or observance by it of any term, covenant or agreement set forth in Sections 7.02, 7.11, 7.12, 7.13, 7.15, 7.16, and 7.17 or in Article VIII hereof; or, (ii) any Loan Party shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement other than those specified in clause (i) immediately preceding (and other than those covered by another Section in this Section 9.1), and such default continues unremedied for a period of 20 days.

(d)     Default in Other Loan Documents. Any Loan Party shall default in the due performance of or observance by it of any term, covenant or agreement on its part to be performed pursuant to the terms of any of the other Loan Documents and the default shall continue unremedied beyond any grace or cure period therein provided.

(e)     Default in Other Debt. An event of default shall occur under the provisions of any instrument (other than the Loan Documents) evidencing indebtedness of any Loan Party for the payment of borrowed money in an amount in excess of $2,000,000.00 or of any agreement relating thereto (including the NMFFP Financing), the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due and payable prior to its stated maturity (whether or not the holder actually exercises such option).

(f)     Validity of Loan Documents. Any of the Loan Documents shall cease to be a legal, valid and binding agreement enforceable against any party executing the same in accordance with the respective terms thereof, or shall in any way be terminated, or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers and privileges intended to be created thereby.

(g)     Bankruptcy. Any Loan Party shall suspend or discontinue its business operations, or shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning any Loan Party under any Debtor Relief Law; or any involuntary case shall be commenced against any Loan Party under any Debtor Relief Law and such involuntary case shall not be dismissed within 60 days of filing.

(h)     Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of such Loan Party and is not released, satisfied, vacated or fully bonded within 30 days after its issue or levy.

(i)     Judgments and Decrees. Any Loan Party shall suffer a final judgment for the payment of money in an amount in excess of $2,000,000.00 and shall not discharge the same within a period of 30 days unless, pending further proceedings, execution has not been commenced, or, if commenced, has been effectively stayed. Any order, judgment or decree shall be entered in any proceeding against any Loan Party decreeing the dissolution or split up of such entity and such order shall remain undischarged and unstayed for a period in excess of 30 days.

(j)     Hedge Agreement Default. An “Event of Default” as defined in any Hedge Agreement shall occur under any Hedge Agreement between a Hedge Bank and any Borrower or an Affiliate of any Borrower and such default shall continue unremedied beyond any grace or cure period therein provided.

(k)     ERISA. Any of the following events shall occur or exist with respect to any Loan Party and any ERISA Affiliate and the regulations promulgated thereunder:

(i)     any Reportable Event shall occur;

(ii)     complete or partial withdrawal from any Multiemployer Plan shall take place;

(iii)     any Prohibited Transaction shall occur;

(iv)     a notice of intent to terminate an ERISA Plan shall be filed, or an ERISA Plan shall be terminated;

(v)     circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate an ERISA Plan, or the PBGC shall institute such proceedings;

(vi)     any Loan Party or any ERISA Affiliate completely or partially withdraws from a Multiemployer Plan; or

(vii)     any Loan Party or any ERISA Affiliate fails to meet its minimum funding requirements under ERISA with respect to its ERISA Plans;

and in each case above, such event or condition, together with all other events or conditions, if any, could reasonably be expected to subject such Loan Party to any tax, penalty or other liability in the aggregate in excess of $2,000,000.00.

Subject to Section 11.02, an Event of Default that has occurred shall cease to be an Event of Default only if it has been waived in writing by the Administrative Agent, the Required Lenders and/or the Lenders, as applicable, or the Administrative Agent, the Required Lenders and/or the Lenders have acknowledged its cure in writing. Upon the acceleration of the maturity or other payment of the Obligations, notwithstanding any provision in this Agreement or any other Loan Document providing that the Administrative Agent and/or the Lenders may exercise their rights and remedies during the “existence of an Event of Default” or similar language, no further waiver or cure of any Event of Default shall be available to Borrowers, and the Administrative Agent and/or the Lenders shall be entitled to exercise all of their rights and remedies under this Agreement and the other Loan Documents.

Section 9.02     Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers:

(a)     Acceleration; Termination of Credit Facility. Terminate the Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided that upon the occurrence of an Event of Default specified in Section 9.01(g), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Loan Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)     Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.

(c)     General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

Section 9.03     Rights and Remedies Cumulative; Non-Waiver; etc.

(a)     The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.07 (subject to the terms of Section 4.04), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 4.04, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.04     Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.02 or the Administrative Agent or any Lender has exercised any remedy set forth in Section 9.02 or enforced any Collateral Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Mortgage Trustee, the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, and after the payment to the Mortgage Trustee, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

Section 9.05     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.03, 4.03 and 11.03) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.03, 4.03 and 11.03.

Section 9.06     Credit Bidding.

(a)     The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)     Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 9.07     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of any Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.01     Appointment and Authority.

(a)     Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)     The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles X and XI (including Section 11.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.02     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03     Exculpatory Provisions.

(a)     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.

(c)     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.04     Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 10.06     Resignation of Administrative Agent.

(a)     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)     Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 10.07     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 10.09     Collateral Matters.

(a)     Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)     to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 11.02; and

(ii)     to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien.

The foregoing shall be deemed to include the authorization of the Administrative Agent to direct the Mortgage Trustee to take such actions pursuant to the First Preferred Ship Mortgages and the Assignments of Insurances. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate (or instruct the Mortgage Trustee to release or subordinate) its interest in particular types or items of Property pursuant to this Section 10.09. In each case as specified in this Section 10.09, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.09. In the case of any such sale, transfer or disposal of any Property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 8.06, the Liens created by any of the Collateral Documents on such Property shall be automatically released without need for further action by any Person.

(b)     The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.10     Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.04 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

Section 11.01     Notices.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrowers:

Omega Protein Corporation and/or
Omega Protein, Inc., as applicable
2105 Citywest Blvd., Suite 500
Houston, TX 77042
Attention of: Andrew Johannesen, Chief Financial Officer
Telephone No.: (713) 940-6113
Facsimile No.: (713) 940-6122
E-mail: ajohannesen@omegaprotein.com

If to Wells Fargo as Administrative Agent:

Wells Fargo Bank, National Association
2500 Citywest Blvd., Suite 1100
Houston, TX 77042
Attention of: Geri E. Landa
Telephone No.: (713) 273-8537
Facsimile No.: (713) 273-8530
E-mail: geri.landa@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)     Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)     Platform.

(i)     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

(ii)     The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(f)     Private Side Designation. Each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to any Borrower’s materials and/or information that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to such Borrower or its securities for purposes of United States federal or state securities Applicable Laws.

Section 11.02     Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

(a)     without the prior written consent of the Required Lenders, amend, modify or waive (i) Section 5.02 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 5.02, any substantially concurrent request by the Borrowers for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the Revolving A L/C Commitment or the Revolving B L/C Commitment;

(b)     increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c)     waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (including extending the Maturity Date or the maturity of any Loan) without the written consent of each Lender directly and adversely affected thereby;

(d)     reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 4.01(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e)     change Section 4.06 or Section 9.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)     except as otherwise permitted by this Section 11.02 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)     consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party, in each case, without the written consent of each Lender;

(h)     release any Guarantor from any Guaranty Agreement, without the written consent of each Lender; and

(i)     release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 10.09 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the Administrative Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 11.02) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.13; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.

Section 11.03     Expenses; Indemnity.

(a)     Costs and Expenses. Subject to Section 11.28, the Borrowers and any other Loan Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, Wilmington and the Mortgage Trustee (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, Wilmington and the Mortgage Trustee), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender, Wilmington or the Mortgage Trustee (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Issuing Lender, Wilmington or the Mortgage Trustee), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     Indemnification by the Borrowers. Subject to Section 11.28, each Borrower shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by any Loan Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF AN INDEMNITEE.

(c)     Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s pro rata share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.07.

(d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers and each other Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)     Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)     Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 11.04     Interest Rate Limitation.

(a)     It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in the Loan Documents, in no event shall any Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under Applicable Laws that exceed the Maximum Rate. If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any Loan Documents, or in any communication by any Lender or any other Person to the Borrowers or any other Person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) no Borrower nor any other Person or entity now or hereafter liable for the payment of any Loan Documents shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by any Lender, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to the Borrowers; and (d) the provisions of each of the Loan Documents, and any other communication to the Borrowers, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by Applicable Laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by any Lender. The terms of this Section shall be deemed to be incorporated into each of the other Loan Documents.

(b)     To the extent that the Administrative Agent on behalf of the Lenders are relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the applicable Notes and/or any other portion of the Obligations, the Administrative Agent will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent federal law permits the Lenders to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, the Administrative Agent on behalf of the Lenders will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by Applicable Law now or hereafter in effect, the Administrative Agent on behalf of the Lenders may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other Applicable Law by giving notice, if required, to the Borrowers as provided by Applicable Law now or hereafter in effect.

Section 11.05     GOVERNING LAW; JURISDICTION, ETC.

(a)     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (BUT NOT THE RULES GOVERNING CONFLICT OF LAWS) OF THE STATE OF TEXAS.

(b)     SUBMISSION TO JURISDICTION. EACH OF THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING LENDER, THE SWINGLINE LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING LENDER OR THE SWINGLINE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     WAIVER OF VENUE. EACH OF THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.06     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.07     Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent. The Administrative Agent on behalf of the Lenders shall have the continuing and exclusive right to apply, reverse and re-apply any and all payments to any portion of the Obligations in a manner consistent with the terms of this Agreement.

Section 11.08     Injunctive Relief. The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrowers agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.09     Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 11.10     Successors and Assigns; Participations.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000.00, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that a Borrower shall be deemed to have given its consent 15 Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by such Borrower prior to such 15th Business Day;

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that a Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Credit Facility if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)     the consents of (1) the Issuing Lender shall be required for any assignment in respect of the Revolving Credit Facility, and (2) the Swingline Lender shall be required for any assignment in respect of the Revolving A Facility; and

(D)     the consent of the Administrative Agent if, in the reasonable opinion of the Administrative Agent, such assignment would result in any Loan Party’s noncompliance with MarAd certification or disclosure requirements or similar governmental regulations; and provided, further, that no Lender may assign all or any portion of its rights and obligations under this Agreement to any Person if such assignment, either by itself or in combination with any other event or circumstance, including any assignment made prior to or contemporaneously therewith, would, in the reasonable opinion of the Administrative Agent, be expected to cause (1) any First Preferred Ship Mortgage to cease to qualify as a valid preferred mortgage as defined in the AFA, (2) MarAd to conclude, pursuant to 46 C.F.R. § 356.11 or 46 C.F.R. § 356.19(b)(6), that Persons who are not U.S. Citizens would obtain excessive control of any Loan Party or (3) the Loan Parties who are grantors under any First Preferred Ship Mortgage to cease to qualify as U.S. Citizens eligible to own and operate Fishing Industry Vessels.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made to (A) the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)     Notice to MarAd. Within 30 days of the requisite parties’ approval of any such assignment, the Administrative Agent shall provide MarAd, attention Citizenship Approval Officer, with notice thereof, setting forth the name and address of the new Lender as well as certain other information that may be requested of it by the Citizenship Approval Officer.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.08, 4.09, 4.10, 4.11 and 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Houston, Texas, a copy of each Assignment and Assumption and each joinder agreement entered into pursuant to Section 4.13 delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) any such participation shall require the prior written consent of the Administrative Agent if, in the reasonable opinion of the Administrative Agent, such participation would result in any Loan Party’s non-compliance with MarAd certification or disclosure requirements or similar governmental regulations; and provided, further, that no Lender may sell participations in all or any portion of its rights and obligations under this Agreement to any Person if such participation, either by itself or in combination with any other event or circumstance, including any participation sold prior to or contemporaneously therewith, would, in the reasonable opinion of the Administrative Agent, be expected to cause (A) any First Preferred Ship Mortgage to cease to qualify as a valid preferred mortgage as defined in the AFA, (B) MarAd to conclude, pursuant to 46 C.F.R. § 356.11 or 46 C.F.R. § 356.19(b)(6), that Persons who are not U.S. Citizens would obtain excessive control of any Loan Party, or (C) the Loan Parties who are grantors under any First Preferred Ship Mortgage to cease to qualify as U.S. Citizens eligible to own and operate Fishing Industry Vessels. Each Lender shall be responsible for the indemnity under Section 11.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.02 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agrees that each Participant shall be entitled to the benefits of Sections 4.08, 4.09, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.06 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. No Participant shall be entitled to the benefits of Section 4.11 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.11 as though it were a Lender.

(f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.11     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrowers, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.12     Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

Section 11.13     All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated. All such powers of attorney shall be for security.

Section 11.14     Survival.

(a)     All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)     Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 11.15     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 11.16     Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.17     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Texas Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.18     Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 11.19     USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender to identify each Borrower or such other Loan Parties in accordance with the PATRIOT Act.

Section 11.20     Independent Effect of Covenants. The Borrowers and the other Loan Parties expressly acknowledge and agree that each covenant contained in Articles VII or VIII hereof shall be given independent effect. Accordingly, the Borrowers and the other Loan Parties shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII or VIII, if before or after giving effect to such transaction or act, any Borrower or any other Loan Party shall or would be in breach of any other covenant contained in Articles VII or VIII.

Section 11.21     Reservations of Rights. Nothing in this Agreement shall be deemed to (a) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (b) apply to or limit the right of the Administrative Agent or any Lender (i) to exercise self-help remedies such as (but not limited to) setoff, or (ii) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (iii) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (iv) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Lender in a state, federal or international court, Governmental Authority or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Subject to the terms of this Agreement, the Administrative Agent or any Lender may exercise the rights set forth in clauses (b)(i) through (b)(iv), inclusive, before, during or after the pendency of any proceeding brought pursuant to this Agreement.

Section 11.22     Debtor-Creditor Relationship. None of the terms of this Agreement or of any other document executed in conjunction herewith or related hereto shall be deemed to give the Administrative Agent or any Lender the rights or powers to exercise control over the business or affairs of the Borrowers. The relationship among Borrowers and the Lenders created by this Agreement is only that of debtor-creditor, and no Lender or the Administrative Agent is a fiduciary on behalf of any Borrower, or any Subsidiary or any other Person.

Section 11.23     Injunctive Relief. The Loan Parties recognize that, in the event the Loan Parties fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Administrative Agent and the Lenders; therefore, the Loan Parties agree that if any Default or Event of Default shall exist, the Administrative Agent or any Lender, as applicable, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

Section 11.24     Arbitration.

(a)     Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)     Governing Rules. Any arbitration proceeding will (i) proceed in a location in Texas selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state law.

(c)     No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this paragraph.

(d)     Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Texas with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Texas and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other Applicable Law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)     Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)     Class Proceeding and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)     Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)     Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by Applicable Law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 11.25     Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Loan Agreement, as amended, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to any Lender under the Existing Loan Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Loan Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrowers outstanding as of such date under the Existing Loan Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder. All Liens securing the “Obligations” as defined in the Existing Loan Agreement are hereby renewed and extended to secure the Secured Obligations.

Section 11.26     Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrowers, the other Loan Parties or any of their Subsidiaries or further restricts the rights of the Borrowers, the other Loan Parties or any of their Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 11.27     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 11.28     Recourse Against Bioriginal Omega and Other Canadian Loan Parties. Notwithstanding anything to the contrary contained herein or in any other Loan Document, there shall be no actual, implied or imputed, direct or indirect liability, obligation or recourse on Bioriginal Omega or any other Person organized under the laws of Canada or any Province or Territory in Canada that becomes a Loan Party, or any of their respective successors and assigns (each, a “Canadian Loan Party”, and collectively, the “Canadian Loan Parties”), to pay, perform or discharge any Obligations or Secured Obligations and none of any of the Canadian Loan Parties shall be, or deemed to be, liable, obligated or responsible for any representation or warranty, or for the performance of any covenant or agreement of any Loan Party (other than the Canadian Loan Parties) in this Agreement or any other Loan Document other than (a) the Obligations or Secured Obligations arising solely under the Revolving B Commitment, and (b) the representations and warranties and the performance of the covenants and agreements of the Canadian Loan Parties made with respect to the Obligations or Secured Obligations arising solely under the Revolving B Commitment. The Administrative Agent, the Swingline Lender, the Issuing Lender, the Lenders, and the Secured Parties acknowledge and agree that none of the Canadian Loan Parties are liable or obligated for, or guarantee, whether alone, joint, several, or joint and several with any other Person for any Obligations or Secured Obligations of the Company, OPI or the other Loan Parties (other than the Canadian Loan Parties).

Section 11.29     NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

OMEGA PROTEIN CORPORATION,
as Borrower

By:	/s/ Andrew Johannesen
Andrew Johannesen
Executive Vice President and Chief Financial Officer

OMEGA PROTEIN, INC.,
as Borrower

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President

BIORIGINAL FOOD & SCIENCE CORP.,
as Borrower

By:	/s/ John Held
John Held
Authorized Signatory

AGENTS AND LENDERS:

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Joanna L. Mitchell
Joanna L. Mitchell
Senior Vice President

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Lender, Swingline Lender and Issuing Lender

By:	/s/ Geri E. Landa
Geri E. Landa
Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Chris Smith
Name:	Christopher Smith
Title:	Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Lender

By:	/s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

BMO HARRIS BANK N.A.,
as Lender

By:	/s/ Lindsay Giometti
Name:	Lindsay Giometti
Title:	Vice President

BANK OF MONTREAL,
as Lender

By:	/s/ Helen Alvarez-Hernandez
Name:	Helen Alvarez-Hernandez
Title:	Director

Each of the undersigned Guarantors hereby executes this Agreement for the purposes of (a) acknowledging that it is a Loan Party under this Agreement, (b) making the representations and warranties in Article VI of this Agreement, and (c) acknowledging and agreeing that it is bound by all of the terms, provisions, covenants and conditions applicable to the Loan Parties contained in this Agreement.

PROTEIN FINANCE COMPANY

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President

OMEGA SHIPYARD, INC.

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President

PROTEIN INDUSTRIES, INC.

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President

CYVEX NUTRITION, INC.

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President

INCON PROCESSING, L.L.C.

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President

WISCONSIN SPECIALTY PROTEIN, LLC

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President